EXHIBIT 99.2

AMENDED ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA OF MMC'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012.
MARSH & McLENNAN COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31,
(In millions, except per share figures)	2012	2011	2010
Revenue	$11,924	$11,526	$10,550
Expense:
Compensation and benefits	7,134	6,969	6,465
Other operating expenses	2,961	2,919	3,146
Operating expenses	10,095	9,888	9,611
Operating income	1,829	1,638	939
Interest income	24	28	20
Interest expense	(181)	(199)	(233)
Cost of extinguishment of debt	—	(72)	—
Investment income	24	9	43
Income before income taxes	1,696	1,404	769
Income tax expense	492	422	204
Income from continuing operations	1,204	982	565
Discontinued operations, net of tax	(3)	33	306
Net income before non-controlling interests	1,201	1,015	871
Less: Net income attributable to non-controlling interests	25	22	16
Net income attributable to the Company	$1,176	$993	$855
Basic net income per share – Continuing operations	$2.16	$1.76	$1.01
– Net income attributable to the Company	$2.16	$1.82	$1.56
Diluted net income per share – Continuing operations	$2.13	$1.73	$1.00
–Net income attributable to the Company	$2.13	$1.79	$1.55
Average number of shares outstanding – Basic	544	542	540
– Diluted	552	551	544
Shares outstanding at December 31,	545	539	541
The accompanying notes are an integral part of these consolidated statements.

MARSH & McLENNAN COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended December 31, (In millions)	2012	2011	2010
Net income before non-controlling interests	$1,201	$1,015	$871
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	177	(100)	(34)
Unrealized investment loss	(1)	(9)	(17)
Loss related to pension/post-retirement plans	(447)	(1,114)	(146)
Other comprehensive loss, before tax	(271)	(1,223)	(197)
Income tax credit on other comprehensive loss	(152)	(335)	(68)
Other comprehensive loss, net of tax	(119)	(888)	(129)
Comprehensive income	1,082	127	742
Less: Comprehensive income attributable to non-controlling interests	25	22	16
Comprehensive income attributable to the Company	$1,057	$105	$726

The accompanying notes are an integral part of these consolidated statements.

MARSH & McLENNAN COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

December 31,
(In millions, except share figures)	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$2,301	$2,113
Receivables
Commissions and fees	2,858	2,676
Advanced premiums and claims	62	86
Other	244	249
	3,164	3,011
Less-allowance for doubtful accounts and cancellations	(106)	(105)
Net receivables	3,058	2,906
Current deferred tax assets	410	376
Other current assets	194	253
Total current assets	5,963	5,648
Goodwill and intangible assets	7,261	6,963
Fixed assets, net	809	804
Pension related assets	260	39
Deferred tax assets	1,223	1,205
Other assets	772	795
	$16,288	$15,454
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$260	$260
Accounts payable and accrued liabilities	1,721	2,016
Accrued compensation and employee benefits	1,473	1,400
Accrued income taxes	110	63
Total current liabilities	3,564	3,739
Fiduciary liabilities	3,992	4,082
Less – cash and investments held in a fiduciary capacity	(3,992)	(4,082)
	—	—
Long-term debt	2,658	2,668
Pension, postretirement and postemployment benefits	2,094	1,655
Liabilities for errors and omissions	460	468
Other liabilities	906	984
Commitments and contingencies	—	—
Equity:
Preferred stock, $1 par value, authorized 6,000,000 shares, none issued	—	—
Common stock, $1 par value, authorized
1,600,000,000 shares, issued 560,641,640 shares at December 31, 2012 and December 31, 2011	561	561
Additional paid-in capital	1,107	1,156
Retained earnings	8,628	7,949
Accumulated other comprehensive loss	(3,307)	(3,188)
Non-controlling interests	64	57
	7,053	6,535
Less – treasury shares, at cost, 15,133,774 shares at December 31, 2012 and 21,463,226 shares at December 31, 2011	(447)	(595)
Total equity	6,606	5,940
	$16,288	$15,454
The accompanying notes are an integral part of these consolidated statements.

MARSH & McLENNAN COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31,
(In millions)	2012	2011	2010
Operating cash flows:
Net income before non-controlling interests	$1,201	$1,015	$871
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization of fixed assets and capitalized software	277	267	291
Amortization of intangible assets	72	65	66
Intangible asset impairment	8	—	—
Adjustments to acquisition related contingent consideration liability	(44)	—	—
Charge for early extinguishment of debt	—	72	—
Provision for deferred income taxes	96	178	16
Gain on investments	(24)	(8)	(40)
Loss (gain) on disposition of assets	23	35	(17)
Stock option expense	26	21	18
Changes in assets and liabilities:
Net receivables	(144)	143	(216)
Other current assets	(37)	(225)	51
Other assets	(177)	(94)	(216)
Accounts payable and accrued liabilities	(210)	108	(55)
Accrued compensation and employee benefits	72	107	(13)
Accrued income taxes	44	1	32
Other liabilities	174	32	(145)
Effect of exchange rate changes	(35)	(12)	79
Net cash provided by operations	1,322	1,705	722
Financing cash flows:
Purchase of treasury shares	(230)	(361)	(86)
Proceeds from issuance of debt	248	496	—
Repayments of debt	(259)	(11)	(559)
Payments for early extinguishment of debt	—	(672)	—
Purchase of non-controlling interests	—	(21)	(15)
Shares withheld for taxes on vested units – treasury shares	(97)	(93)	(59)
Issuance of common stock	248	162	41
Payments of contingent consideration for acquisitions	(30)	(16)	—
Distributions to non-controlling interests	(16)	(11)	—
Dividends paid	(497)	(480)	(452)
Net cash used for financing activities	(633)	(1,007)	(1,130)
Investing cash flows:
Capital expenditures	(320)	(280)	(271)
Net sales of long-term investments	20	62	91
Proceeds from sales of fixed assets	6	3	6
Dispositions	—	—	1,202
Acquisitions	(292)	(237)	(492)
Other, net	3	(5)	(1)
Net cash (used for) provided by investing activities	(583)	(457)	535
Effect of exchange rate changes on cash and cash equivalents	82	(22)	(10)
Increase in cash and cash equivalents	188	219	117
Cash and cash equivalents at beginning of period	2,113	1,894	1,777
Cash and cash equivalents at end of period	$2,301	$2,113	$1,894
The accompanying notes are an integral part of these consolidated statements.

MARSH & McLENNAN COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY

For the Years Ended December 31,
(In millions, except per share figures)	2012	2011	2010
COMMON STOCK
Balance, beginning and end of year	$561	$561	$561
ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year	$1,156	$1,185	$1,211
Change in accrued stock compensation costs	(16)	(13)	6
Issuance of shares under stock compensation plans and employee stock purchase plans and related tax impact	(34)	(14)	(17)
Purchase of subsidiary shares from non-controlling interests	1	(2)	—
Issuance of shares for acquisitions	—	—	(15)
Balance, end of period	$1,107	$1,156	$1,185
RETAINED EARNINGS
Balance, beginning of year	$7,949	$7,436	$7,033
Net income attributable to the Company	1,176	993	855
Dividend equivalents declared - (per share amounts: $0.90 in 2012, $0.86 in 2011, and $0.81 in 2010)	(8)	(14)	(15)
Dividends declared – (per share amounts: $0.90 in 2012, $0.86 in 2011, and $0.81 in 2010)	(489)	(466)	(437)
Balance, end of period	$8,628	$7,949	$7,436
ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance, beginning of year	$(3,188)	$(2,300)	$(2,171)
Comprehensive loss, net of tax	(119)	(888)	(129)
Balance, end of period	$(3,307)	$(3,188)	$(2,300)
TREASURY SHARES
Balance, beginning of year	$(595)	$(514)	$(806)
Issuance of shares under stock compensation plans and employee stock purchase plans	378	280	180
Issuance of shares for acquisitions	—	—	198
Purchase of treasury shares	(230)	(361)	(86)
Balance, end of period	$(447)	$(595)	$(514)
NON-CONTROLLING INTERESTS
Balance, beginning of year	$57	$47	$35
Net income attributable to non-controlling interests	25	22	16
Distributions	(16)	(5)	—
Other changes	(2)	(7)	(4)
Balance, end of period	$64	$57	$47
TOTAL EQUITY	$6,606	$5,940	$6,415
The accompanying notes are an integral part of these consolidated statements.

MARSH & McLENNAN COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies
Nature of Operations:  Marsh & McLennan Companies, Inc. the ("Company”), a global professional services firm, is organized based on the different services that it offers. Under this organizational structure, the Company’s two business segments are Risk and Insurance Services and Consulting.

Effective January 1, 2013, the Corporate Benefits and Association businesses, previously part of Marsh's U.S. Consumer operations in the Risk and Insurance Services segment, were transferred to Mercer. Accordingly, these businesses are now part of the Consulting segment. The segment data in Note 6 and Note 16 has been updated to reflect this transfer. See Note 16 for additional details about the impact of these reclassifications.
The Risk and Insurance Services segment provides risk management and insurance broking, reinsurance broking and insurance program management services for businesses, public entities, insurance companies, associations, professional services organizations, and private clients. The Company conducts business in this segment through Marsh and Guy Carpenter.
The Company conducts business in its Consulting segment through two main business groups. Mercer provides consulting expertise, advice, services and solutions in the areas of talent, health, retirement and investments. Oliver Wyman Group provides specialized management and economic and brand consulting services.
Acquisitions impacting the Risk and Insurance Services and Consulting segments are discussed in Note 4 to the consolidated financial statements.
On August 3, 2010, the Company completed the sale of Kroll, the Company’s former Risk Consulting & Technology segment, to Altegrity, Inc. (“Altegrity”) for cash consideration of $1.13 billion. In the first quarter of 2010, Kroll completed the sale of Kroll Laboratory Specialists (“KLS”). The gain on the sale of Kroll and related tax benefits and the after-tax loss on the sale of KLS, along with Kroll’s, and KLS’s 2010 results of operations are included in discontinued operations in 2010.

With the sale of Kroll in August 2010, along with other dispositions between 2008 and 2010, the Company has divested its entire Risk Consulting and Technology Segment. The Company has “continuing involvement” in certain Corporate Advisory and Restructuring businesses (“CARG”) that were disposed of in 2008. The runoff of the CARG businesses is being managed by the Company's corporate departments and financial results of these entities are included in “Corporate” for segment reporting purposes.
Principles of Consolidation:  The accompanying consolidated financial statements include all wholly-owned and majority-owned subsidiaries. All significant inter-company transactions and balances have been eliminated.
Fiduciary Assets and Liabilities:  In its capacity as an insurance broker or agent, the Company generally collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurance underwriters. The Company also collects claims or refunds from underwriters on behalf of insureds. Unremitted insurance premiums and claims proceeds are held by the Company in a fiduciary capacity. Risk and Insurance Services revenue includes interest on fiduciary funds of $39 million, $47 million and $45 million in 2012, 2011 and 2010, respectively. The Consulting segment recorded fiduciary interest income of $4 million in each of 2012 , 2011 and 2010. Since fiduciary assets are not available for corporate use, they are shown in the consolidated balance sheets as an offset to fiduciary liabilities.
Net uncollected premiums and claims and the related payables amounted to $9.1 billion and $9 billion at December 31, 2012 and 2011, respectively. The Company is not a principal to the contracts under which the right to receive premiums or the right to receive reimbursement of insured losses arises. Net uncollected premiums and claims and the related payables are, therefore, not assets and liabilities of the Company and are not included in the accompanying consolidated balance sheets.
In certain instances, the Company advances premiums, refunds or claims to insurance underwriters or insureds prior to collection. These advances are made from corporate funds and are reflected in the accompanying consolidated balance sheets as receivables.
Mercer manages approximately $16 billion of assets in trusts or funds for which Mercer’s management or trustee fee is considered a variable interest. Mercer is not the primary beneficiary of these trusts or funds. Mercer’s only variable interest in any of these trusts or funds is its unpaid fees, if any. Mercer’s maximum exposure to loss of its interests is, therefore, limited to collection of its fees.
Revenue:  Risk and Insurance Services revenue includes insurance commissions, fees for services rendered and interest income on certain fiduciary funds. Insurance commissions and fees for risk transfer services generally are recorded as of the effective date of the applicable policies or, in certain cases (primarily in the Company's reinsurance broking operations), as of the effective date or billing date, whichever is later. A reserve for policy cancellation is provided based on historic and current data on cancellations. Fees for non-risk transfer services provided to clients are recognized over the period in which the services are provided, using a proportional performance model. Fees resulting from achievement of certain performance thresholds are recorded when such levels are attained and such fees are not subject to forfeiture.
As part of the sale of MMC Capital in 2005, the Company retained the right to receive certain performance fees related to the Trident II and Trident III private equity partnerships. The Company recognizes performance fee income when such fees are no longer subject to forfeiture, which may take a number of years to resolve. The Company has deferred the recognition of income related to such performance fees of $78 million and $74 million at December 31, 2012 and 2011, respectively. This income is based on the investment performance over the life of each private equity fund, and future declines in fund performance from current levels may result in the forfeiture of such revenue. In the first quarter of 2013, Trident II sold substantially all of the remaining assets of the fund and the fund will wind down. As a result, approximately $15 million of the deferred performance fees will be recognized as part of investment income.
Consulting revenue includes fees paid by clients for advice and services and commissions from insurance companies for the placement of individual and group contracts. Fee revenue for engagements where remuneration is based on time plus out-of-pocket expenses is recognized based on the amount of time consulting professionals expend on the engagement. For fixed fee engagements, revenue is recognized using a proportional performance model. Revenue from insurance commissions not subject to a fee arrangement is recorded over the effective period of the applicable policies. Revenues for asset based fees are recognized on an accrual basis by applying the daily/monthly rate as contractually agreed with the client to the applicable net asset value. On a limited number of engagements, performance fees may also be earned for achieving certain pre-determined performance criteria. Such fees are recognized when the performance criteria have been achieved and agreed to by the client. Expenses incurred by professional staff in the generation of revenue are billed to the client and included in revenue.
Cash and Cash Equivalents:  Cash and cash equivalents primarily consist of certificates of deposit and time deposits, with original maturities of three months or less, and money market funds. The estimated fair value of the Company's cash and cash equivalents approximates their carrying value. The Company is required to maintain operating funds of approximately $250 million related to regulatory requirements outside the U.S. or as collateral under captive insurance arrangements.
Fixed Assets:  Fixed assets are stated at cost less accumulated depreciation and amortization. Expenditures for improvements are capitalized. Upon sale or retirement, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is reflected in income. Expenditures for maintenance and repairs are charged to operations as incurred.
Depreciation of buildings, building improvements, furniture, and equipment is provided on a straight-line basis over the estimated useful lives of these assets. Furniture and equipment is depreciated over periods ranging from three to ten years. Leasehold improvements are amortized on a straight-line basis over the periods covered by the applicable leases or the estimated useful life of the improvement, whichever is less. Buildings are depreciated over periods ranging from thirty to forty years. The Company periodically reviews long-lived assets for impairment whenever events or changes indicate that the carrying value of assets may not be recoverable.
The components of fixed assets are as follows:

December 31,
(In millions of dollars)	2012	2011
Furniture and equipment	$1,168	$1,101
Land and buildings	412	405
Leasehold and building improvements	811	767
	2,391	2,273
Less-accumulated depreciation and amortization	(1,582)	(1,469)
	$809	$804
Investment Securities:  The Company holds investments primarily in private companies and certain private equity funds.
Certain investments, primarily investments in private equity funds, are accounted for under the equity method using a consistently applied three-month lag period adjusted for any known significant changes from the lag period to the reporting date of the Company. The underlying private equity funds follow investment company accounting, where securities within the fund are carried at fair value. The Company records its proportionate share of the change in fair value of the funds in earnings which amounted to gains of $33 million, $10 million and $32 million in 2012, 2011 and 2010, respectively. Securities recorded using the equity method are included in other assets in the consolidated balance sheets.
The Company has an investment in Trident II limited partnership, a private equity investment fund. At December 31, 2012, the Company’s investment in Trident II was approximately $78 million, reflected in other assets in the consolidated balance sheet. In the first quarter of 2013, Trident II sold substantially all remaining assets and the fund will wind down. The Company expects to receive approximately $100 million in cash proceeds related to this sale in 2013.
Gains or losses recognized in earnings from the investment securities, including the performance fees discussed above, are included in investment income in the consolidated statements of income. Costs related to management of the Company’s investments, including incentive compensation partially derived from investment income and (loss), are recorded in operating expenses.
Goodwill and Other Intangible Assets:  Goodwill represents acquisition costs in excess of the fair value of net assets acquired. Goodwill is reviewed at least annually for impairment. The Company performs an annual impairment test for each of its reporting units during the third quarter of each year. When a step 1 test is performed, fair values of the reporting units are estimated using either a market approach or a discounted cash flow model. Carrying values for the reporting units are based on balances at the prior quarter end and include directly identified assets and liabilities as well as an allocation of those assets and liabilities not recorded at the reporting unit level. As discussed in Note 6, the Company assesses qualitative factors to determine if a step 1 assessment is necessary. Other intangible assets, which primarily consist of customer lists, that are not deemed to have an indefinite life are amortized over their estimated lives and reviewed for impairment upon the occurrence of certain triggering events in accordance with applicable accounting literature. The Company had no indefinite lived identified intangible assets at December 31, 2012 or 2011.
Capitalized Software Costs:  The Company capitalizes certain costs to develop, purchase or modify software for the internal use of the Company. These costs are amortized on a straight-line basis over periods ranging from three to ten years. Costs incurred during the preliminary project stage and post implementation stage, are expensed as incurred. Costs incurred during the application development stage are capitalized. Costs related to updates and enhancements are only capitalized if they will result in additional functionality. Capitalized computer software costs of $278 million and $244 million, net of accumulated amortization of $691 million and $619 million at December 31, 2012 and 2011, respectively, are included in other assets in the consolidated balance sheets.
Legal and Other Loss Contingencies:  The Company and its subsidiaries are subject to numerous claims, lawsuits and proceedings including claims for errors and omissions ("E&O"). GAAP requires that a liability be recorded when a loss is both probable and reasonably estimable. Significant management judgement is required to apply this guidance. The Company utilizes case level reviews by inside and outside counsel, an internal actuarial analysis and other analyses to estimate potential losses. The liability is reviewed quarterly and adjusted as developments warrant. In many cases, the Company has not recorded a liability, other than for legal fees to defend the claim, because we are unable, at the present time, to make a determination that a loss is both probable and reasonably estimable. Given the unpredictability of E&O claims and of litigation that could flow from them, it is possible that an adverse outcome in a particular matter could have a material adverse effect on the Company’s businesses, results of operations, financial condition or cash flow in a given quarterly or annual period.
In addition, to the extent that insurance coverage is available, significant management judgment is required to determine the amount of recoveries that are probable of collection under the Company’s various insurance programs.
The legal and other contingent liabilities described above are not discounted.
Income Taxes:  The Company's effective tax rate reflects its income, statutory tax rates and tax planning in the various jurisdictions in which it operates. Significant judgment is required in determining the annual effective tax rate and in evaluating uncertain tax positions and the ability to realize deferred tax assets.
The Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process. The first step involves recognition. The Company determines whether it is more likely than not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position. The technical merits of a tax position derive from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more likely than not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate resolution with a taxing authority.
Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period. Subsequent changes in judgment based upon new information may lead to changes in recognition, derecognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.
Tax law requires items be included in the Company's tax returns at different times than the items are reflected in the financial statements. As a result, the annual tax expense reflected in the consolidated statements of income is different than that reported in the income tax returns. Some of these differences are permanent, such as expenses that are not deductible in the returns, and some differences are temporary and reverse over time, such as depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in tax returns in future years for which benefit has already been recorded in the financial statements. Valuation allowances are established for deferred tax assets when it is estimated that future taxable income will be insufficient to use a deduction or credit in that jurisdiction. Deferred tax liabilities generally represent tax expense recognized in the financial statements for which payment has been deferred, or expense for which a deduction has been taken already in the tax return but the expense has not yet been recognized in the financial statements.

Derivative Instruments:  All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Changes in the fair value attributable to the ineffective portion of cash flow hedges are recognized in earnings.
Concentrations of Credit Risk:  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, commissions and fees receivable and insurance recoverables. The Company maintains a policy providing for the diversification of cash and cash equivalent investments and places its investments in a large number of high quality financial institutions to limit the amount of credit risk exposure. Concentrations of credit risk with respect to receivables are generally limited due to the large number of clients and markets in which the Company does business, as well as the dispersion across many geographic areas.
Per Share Data: Under the accounting guidance which applies to the calculation of earnings per share (“EPS”) for share-based payment awards with rights to dividends or dividend equivalents, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and should be included in the computation of basic and dilutive EPS using the two-class method.
Basic net income per share attributable to the Company and income from continuing operations per share are calculated by dividing the respective after-tax income attributable to common shares by the weighted average number of outstanding shares of the Company’s common stock.
Diluted net income per share attributable to the Company and income from continuing operations per share are calculated by dividing the respective after-tax income attributable to common shares by the weighted average number of outstanding shares of the Company’s common stock, which have been adjusted for the dilutive effect of potentially issuable common shares (excluding those that are considered participating securities). The diluted earnings per share calculation reflects the more dilutive effect of either (a) the two-class method that assumes that the participating securities have not been exercised or (b) the treasury stock method. Reconciliation of the applicable income components used for diluted earnings per share and basic weighted average common shares outstanding to diluted weighted average common shares outstanding is presented below.

Basic EPS Calculation - Continuing Operations
(In millions, except per share figures)	2012	2011	2010
Net income from continuing operations	$1,204	$982	$565
Less: Net income attributable to non-controlling interests	25	22	16
Net income from continuing operations attributable to the Company	1,179	960	549
Less: Portion attributable to participating securities	2	6	6
Net income attributable to common shares for basic earnings per share	$1,177	$954	$543
Basic weighted average common shares outstanding	544	542	540

Basic EPS Calculation - Net Income
(In millions, except per share figures)	2012	2011	2010
Net income attributable to the Company	$1,176	$993	$855
Less: Portion attributable to participating securities	2	6	11
Net income attributable to common shares for basic earnings per share	$1,174	$987	$844
Basic weighted average common shares outstanding	544	542	540

Diluted EPS Calculation - Continuing Operations
(In millions, except per share figures)	2012	2011	2010
Net income from continuing operations	$1,204	$982	$565
Less: Net income attributable to non-controlling interests	25	22	16
Net income from continuing operations attributable to the Company	1,179	960	549
Less: Portion attributable to participating securities	2	6	6
Net income attributable to common shares for diluted earnings per share	$1,177	$954	$543
Basic weighted average common shares outstanding	544	542	540
Dilutive effect of potentially issuable common shares	8	9	4
Diluted weighted average common shares outstanding	552	551	544
Average stock price used to calculate common stock equivalents	$33.10	$29.40	$23.76

Diluted EPS Calculation - Net Income
(In millions, except per share figures)	2012	2011	2010
Net income attributable to the Company	$1,176	$993	$855
Less: Portion attributable to participating securities	2	6	11
Net income attributable to common shares for diluted earnings per share	$1,174	$987	$844
Basic weighted average common shares outstanding	544	542	540
Dilutive effect of potentially issuable common shares	8	9	4
Diluted weighted average common shares outstanding	552	551	544
Average stock price used to calculate common stock equivalents	$33.10	$29.40	$23.76
There were 32.0 million, 38.9 million and 43.4 million stock options outstanding as of December 31, 2012, 2011 and 2010, respectively.

Other Significant Matters Impacting Results in Prior Periods: In June 2010, the Company settled a lawsuit brought by the Alaska Retirement Management Board (“ARMB”) against Mercer. Under the terms of the settlement agreement, Mercer paid $500 million, of which $100 million was covered by insurance, and recognized a charge of $400 million in the second quarter of 2010.

Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.
New Accounting Pronouncements:  In the first quarter of 2012, the Company adopted new accounting guidance related to the presentation of Comprehensive Income. The new guidance gives an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The guidance did not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.
On February 5, 2013, the FASB issued new accounting guidance that adds new disclosure requirements for items reclassified out of accumulated other comprehensive income. The Company is required to implement this new guidance for the reporting period ended March 31, 2013. Other than enhanced disclosure, the adoption of this new guidance is not expected to have a material effect on the Company's financial statements.
In January 2012, the Company adopted guidance issued by the FASB on accounting and disclosure requirements related to fair value measurements. The guidance expands the disclosures on Level 3 inputs by requiring quantitative disclosure of the unobservable inputs and assumptions, as well as description of the valuation processes, the sensitivity of the fair value to changes in unobservable inputs and the hierarchy classification, valuation techniques, and inputs for assets and liabilities whose fair value is only disclosed in the footnotes.
In January 2011, the Company adopted guidance issued by the FASB on revenue recognition regarding multiple-deliverable revenue arrangements. Other than enhanced disclosure, the adoption of this new guidance did not have a material effect on the Company's financial statements.
In January 2011, the Company adopted guidance issued by the FASB which establishes a revenue recognition model for contingent consideration that is payable upon the achievement of an uncertain future event, referred to as a milestone. The scope of this guidance is limited to research or development arrangements and requires an entity to record the milestone payment in its entirety in the period received if the milestone meets all the necessary criteria to be considered substantive. However, entities would not be precluded from making an accounting policy election to apply another appropriate accounting policy that results in the deferral of some portion of the arrangement consideration. The adoption of this new guidance did not have a material impact on the Company’s financial statements.
Reclassifications: Certain reclassifications have been made to prior period amounts to conform with current year presentation, in particular with regard to combining income taxes receivable with other receivables on the consolidated balance sheets.

2.    Supplemental Disclosures
The following schedule provides additional information concerning acquisitions, interest and income taxes paid:

(In millions of dollars)	2012	2011	2010
Assets acquired, excluding cash	$380	$214	$867
Released from escrow in 2012	(62)	—	—
Liabilities assumed	(42)	(21)	(176)
Shares issued (7.6 million shares in 2010)	—	—	(183)
Contingent/deferred purchase consideration	(46)	(33)	(81)
Net cash outflow for current year acquisitions	230	160	427
Purchase of other intangibles	3	4	3
Deferred purchase consideration from prior years' acquisitions	59	11	62
Subtotal	$292	$175	$492
Cash paid into escrow for future acquisition	—	62	—
Net cash outflow for acquisitions	$292	$237	$492

(In millions of dollars)	2012	2011	2010
Interest paid	$183	$188	$232
Income taxes paid, net of refunds	$350	$37	$39

The Company had non-cash issuances of common stock under its share-based payment plan of $193 million, $197 million and $182 million for the years ended December 31, 2012, 2011 and 2010, respectively. The Company recorded stock-based compensation expense related to equity awards of

$152 million, $165 million and $174 million for the years ended December 31, 2012, 2011 and 2010, respectively.
The consolidated statement of cash flows includes the cash flow impact of discontinued operations in each cash flow category. The cash flow impact of discontinued operations from the operating, financing and investing cash flow categories is as follows:

For the Year Ended December 31,
(In millions of dollars)	2012	2011	2010
Net cash provided by (used for) operations	$—	$11	$(6)
Net cash used for investing activities	$—	$—	$(14)
Effect of exchange rate changes on cash and cash equivalents	$—	$—	$(2)

The information above excludes the cash flow impacts of actual disposal transactions related to discontinued operations because the Company believes these transactions to be cash flows attributable to the parent company, arising from its decision to dispose of the discontinued operation. In 2010, the Company’s cash flow reflects cash provided by investing activities of $1.13 billion from the disposal of Kroll and $110 million related to the disposition of KLS.

An analysis of the allowance for doubtful accounts is as follows:

For the Year Ended December 31,
(In millions of dollars)	2012	2011	2010
Balance at beginning of year	$105	$114	$107
Provision charged to operations	11	11	20
Accounts written-off, net of recoveries	(12)	(21)	(26)
Effect of exchange rate changes and other	2	1	13
Balance at end of year	$106	$105	$114

3.    Other Comprehensive Income (Loss)
The components of other comprehensive income (loss) for the years ended December 31, 2012, 2011 and 2010 are as follows:

For the year ended December 31,	2012
(In millions of dollars)	Pre-Tax	Tax (Credit)	Net of Tax
Foreign currency translation adjustments	$177	$(5)	$182
Unrealized investment gains (losses)	(1)	1	(2)
Pension/post-retirement plans:
Amortization of losses (gains) included in net periodic pension cost:
Prior service gains	(31)	(12)	(19)
Net actuarial losses	270	90	180
Subtotal	239	78	161
Net loss arising during period	(648)	(217)	(431)
Foreign currency translation adjustments	(113)	(26)	(87)
Other adjustments	75	17	58
Pension/post-retirement plans losses	(447)	(148)	(299)
Other comprehensive loss	$(271)	$(152)	$(119)

For the year ended December 31,	2011
(In millions of dollars)	Pre-Tax	Tax (Credit)	Net of Tax
Foreign currency translation adjustments	$(100)	$4	$(104)
Unrealized investment losses	(9)	(4)	(5)
Pension/post-retirement plans:
Amortization of losses (gains) included in net periodic pension cost:
Prior service gains	(32)	(13)	(19)
Net actuarial losses	213	68	145
Subtotal	181	55	126
Net loss arising during period	(1,289)	(388)	(901)
Foreign currency translation adjustments	(14)	(3)	(11)
Other adjustments	8	1	7
Pension/post-retirement plans losses	(1,114)	(335)	(779)
Other comprehensive loss	$(1,223)	$(335)	$(888)

For the year ended December 31,	2010
(In millions of dollars)	Pre-Tax	Tax (Credit)	Net of Tax
Foreign currency translation adjustments	$(34)	$(7)	$(27)
Unrealized investment losses	(17)	(5)	(12)
Pension/post-retirement plans:
Amortization of losses (gains) included in net periodic pension cost:
Prior service gains	(34)	(13)	(21)
Net actuarial losses	144	48	96
Subtotal	110	35	75
Net loss arising during period	(346)	(111)	(235)
Foreign currency translation adjustments	89	18	71
Other adjustments	1	2	(1)
Pension/post-retirement plans losses	(146)	(56)	(90)
Other comprehensive loss	$(197)	$(68)	$(129)

The components of accumulated other comprehensive income (loss) are as follows:

(In millions of dollars)	December 31, 2012	December 31, 2011
Foreign currency translation adjustments (net of deferred tax liability of $9 and $14 in 2012 and 2011, respectively)	$140	$(42)
Net unrealized investment gains (net of deferred tax liability of $2 and $1 in 2012 and 2011, respectively)	4	6
Net charges related to pension / post-retirement plans (net of deferred tax asset of $1,657 and $1,508 in 2012 and 2011, respectively)	(3,451)	(3,152)
	$(3,307)	$(3,188)

4.     Acquisitions
The Company’s acquisitions have been accounted for as purchases. Net assets and results of operations are included in the Company’s consolidated financial statements commencing at the respective effective purchase dates. In connection with acquisitions, the Company records the estimated value of the net tangible assets purchased and the value of the identifiable intangible assets purchased, which typically consist of purchased customer lists, trademarks and non-compete agreements. The valuation of purchased intangible assets involves significant estimates and assumptions. Any change in assumptions could affect the carrying value of such intangible assets.

During 2012, Marsh completed the following twelve acquisitions:

•
January - Marsh acquired Alexander Forbes' South African brokerage operations, including Alexander Forbes Risk Services and related ancillary operations and insurance broking operations in Botswana and Namibia to expand Marsh's presence in Africa. Marsh subsequently closed the acquisitions of the Alexander Forbes operations in Uganda, Malawi and Zambia.

•
March - Marsh & McLennan Agency business ("MMA") acquired KSPH, LLC, a middle-market employee benefits agency based in Virginia, and Marsh acquired Cosmos Services (America) Inc., the U.S. insurance brokerage subsidiary of ITOCHU Corp., which specializes in commercial property/casualty, personal lines, and employee benefits brokerage services to U.S. subsidiaries of Japanese companies.

•
June - MMA acquired Progressive Benefits Solutions, an employee benefits agency based in North Carolina, and Security Insurance Services, Inc., a Wisconsin-based insurance agency which offers property/casualty and employee benefits products and services to individuals and businesses.

•	August - MMA acquired Rosenfeld-Einstein, a South Carolina-based employee benefits service provider, and Eidson Insurance, a property/casualty and employee benefits services firm located in Florida.

•
October - MMA acquired Howalt+McDowell, a South Dakota-based agency which offers property casualty, surety, personal protection and employee benefits insurance to individuals and businesses, and The Protector Group Insurance Agency, a Massachusetts-based agency which provides property casualty, employee benefits services, personal insurance and individual financial services.

•	November - MMA acquired Brower Insurance, an Ohio-based company providing employee benefits, property/casualty and consulting services.

•
December - MMA acquired McGraw Wentworth, a Michigan-based company providing consulting services to mid-sized organizations, and Liscomb Hood Mason, a Minnesota-based company providing property/casualty and employee benefits products and services.

The MMA acquisitions were made to expand Marsh's presence in the U.S. middle-market business.
During 2012, Mercer completed the following three acquisitions:

•
February - Mercer acquired the remaining 49% of Yokogawa-ORC, a global mobility firm based in Japan, which was previously accounted for under the equity method, and Pensjon & Finans, a leading Norway-based financial investment and pension consulting firm.

•	March - Mercer acquired REPCA, a France-based broking and advisory firm for employer health and benefits plans.
Total purchase consideration for acquisitions made during 2012 was $360 million, which consisted of cash paid of $252 million, deferred purchase and estimated contingent consideration of $46 million, and cash held in escrow of $62 million at December 31, 2011 that was released in the first quarter of 2012. Contingent consideration arrangements are primarily based on EBITDA and revenue targets over two to four years. The fair value of the contingent consideration was based on projected revenue and earnings of the acquired entities. Estimated fair values of assets acquired and liabilities assumed are subject to adjustment when purchase accounting is finalized. During 2012, the Company also paid $59 million of deferred purchase consideration and $30 million of contingent consideration related to acquisitions made in prior years. In addition, the Company paid $3 million to purchase other intangible assets during 2012.

The following table presents the preliminary allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values:

(In millions)	2012
Cash (includes $62 million held in escrow at December 31, 2011)	$314
Estimated fair value of deferred/contingent consideration	46
Total Consideration	$360
Allocation of purchase price:
Cash and cash equivalents	$22
Accounts receivable, net	8
Other current assets	—
Property, plant, and equipment	5
Intangible assets (primarily customer lists amortized over 10 years)	147
Goodwill	226
Other assets	5
Total assets acquired	413
Current liabilities	13
Other liabilities	40
Total liabilities assumed	53
Net assets acquired	$360

Prior Year Acquisitions
During 2011, the Company made seven acquisitions in its Risk and Insurance Services segment and five in its Consulting segment. In January 2011, Marsh acquired RJF Agencies, Inc., an independent insurance broking firm in the Midwest. In February 2011, Marsh acquired Hampton Roads Bonding, a surety bonding agency for commercial, road, utility, maritime and government contractors in the state of Virginia, and the Boston office of Kinloch Consulting Group, Inc. In July 2011, Marsh acquired Prescott Pailet Benefits, an employee benefits broker in the state of Texas. In October 2011, Marsh acquired the employee benefits division of Kaeding, Ernst & Co, a Massachusetts-based employee benefits, life insurance and financial planning consulting firm. In November 2011, Marsh acquired Gallagher & Associates, Inc., a property and casualty insurance agency based in Minnesota. In November 2011, Marsh acquired Seitlin Insurance, an insurance firm based in South Florida. These acquisitions were made to expand Marsh’s share in the middle-market through Marsh & McLennan Agency.
In January 2011, Mercer acquired Hammond Associates, an investment consulting company for endowments and foundations in the U.S. In June 2011, Mercer acquired Evaluation Associates LLC, an investment consulting firm. In July 2011, Mercer acquired Mahoney Associates, a health and benefits advisory firm based in South Florida. In August 2011, Mercer acquired Censeo Corporation, a human resource consulting firm based in Florida. In December 2011, Mercer acquired Alicia Smith & Associates, a Medicaid policy consulting firm based in Washington, D.C.
Total purchase consideration for the 2011 acquisitions was $197 million which consisted of cash paid of $164 million and deferred and estimated contingent consideration of $33 million. Contingent consideration arrangements are primarily based on EBITDA and revenue targets over two to four years. The fair value of the contingent consideration was based on projected revenue and earnings of the acquired entities. Estimated fair values of assets acquired and liabilities assumed are subject to adjustment when purchase accounting is finalized. The Company also paid $27 million of deferred purchase and contingent consideration related to acquisitions made in prior years. In addition, the Company paid $4 million to purchase other intangible assets during 2011.

In the second quarter of 2011, Marsh acquired the remaining minority interest of a previously majority owned entity for total purchase consideration of $8 million and accounted for this acquisition under the accounting guidance for consolidations and non-controlling interests. This guidance requires that changes in a parent’s ownership interest while retaining financial controlling interest in a subsidiary be accounted for as an equity transaction. Stepping up the acquired assets to fair value or the recording of goodwill is not permitted. Therefore, the Company recorded a decrease to additional paid-in capital in 2011 of $2 million related to this transaction.
In the first quarter of 2011, the Company paid deferred purchase consideration of $13 million related to the purchase in 2009 of the minority interest of a previously controlled entity.
Pro-Forma Information
While the Company does not believe its acquisitions are material in the aggregate, the following unaudited pro-forma financial data gives effect to the acquisitions made by the Company during 2012 and 2011. In accordance with accounting guidance related to pro-forma disclosures, the information presented for current year acquisitions is as if they occurred on January 1, 2011 and reflects acquisitions made in 2011 as if they occured on January 1, 2010. The pro-forma information adjusts for the effects of amortization of acquired intangibles. The unaudited pro-forma financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if such acquisitions had occurred on the dates indicated, nor is it necessarily indicative of future consolidated results.

	Years Ended December 31,
(In millions, except per share data)	2012	2011	2010
Revenue	$12,013	$11,778	$10,839
Income from continuing operations	$1,214	$990	$580
Net income attributable to the Company	$1,187	$1,001	$870
Basic net income per share:
– Continuing operations	$2.18	$1.78	$1.03
– Net income attributable to the Company	$2.18	$1.84	$1.59
Diluted net income per share:
– Continuing operations	$2.15	$1.75	$1.02
– Net income attributable to the Company	$2.14	$1.81	$1.57

The consolidated statements of income for 2012 include approximately $113 million of revenue and $21 million of net operating income, respectively, related to acquisitions made during 2012.

5.     Discontinued Operations

As part of the disposal transactions for Putnam and Kroll, the Company provided certain indemnities, primarily related to pre-transaction tax uncertainties and legal contingencies. In accordance with applicable accounting guidance, liabilities were established related to these indemnities at the time of the sales and reflected as a reduction of the gain on disposal. Discontinued operations includes charges or credits resulting from the settlement or resolution of the indemnified matters, as well as adjustments to the liabilities related to such matters. Discontinued operations in 2011 includes credits of $50 million from the resolution of certain legal matters and insurance recoveries, as well as the settlement of tax audits and the expiration of the statutes of limitations related to certain of the indemnified matters, primarily with respect to Putnam.

Marsh's BPO business, previously part of the Marsh U.S. Consumer business, provided policy, claims, call center and accounting operations on an outsourced basis to life insurance carriers. Marsh invested in a technology platform that was designed to make the Marsh BPO business scalable and more efficient.

During 2011, Marsh decided that it would cease investing in the technology platform and instead exit the business via a sale. In the fourth quarter of 2011, management initiated a plan to sell the Marsh BPO business, which was completed in August 2012. The Company wrote off capitalized software of $17 million, net of tax, which is included in discontinued operations in 2011.
In the first quarter of 2010, Kroll completed the sale of KLS and on August 3, 2010, the Company completed the sale of Kroll to Altegrity.
Kroll’s results of operations are reported as discontinued operations in the Company’s consolidated statement of income for the portion of 2010 prior to Kroll's disposal. The year ended 2010 also includes the gain on the sale of Kroll and related tax benefits and the loss on the sale of KLS, which includes the tax provision of $36 million on the sale.
The Company’s tax basis in its investment in the stock of Kroll at the time of sale exceeded the recorded amount primarily as a result of prior impairments of goodwill recognized for financial reporting, but not tax. A $265 million deferred tax benefit was recorded in discontinued operations in 2010 as a result of the sale of Kroll.
Summarized Statements of Income data for discontinued operations is as follows:

For the Year Ended December 31,
(In millions of dollars)	2012	2011	2010
Kroll Operations
Revenue	$—	$—	$381
Operating expenses	—	—	345
Operating income	—	—	36
Income tax expense	—	—	16
Income from Kroll operations, net of tax	—	—	20
Other discontinued operations, net of tax	—	(17)	(7)
Income (loss) from discontinued operations, net of tax	—	(17)	13
Disposals of discontinued operations (a)	(2)	25	58
Income tax (credit) expense (b)	1	(25)	(235)
Disposals of discontinued operations, net of tax	(3)	50	293
Discontinued operations, net of tax	$(3)	$33	$306
Discontinued operations, net of tax per share
– Basic	$—	$0.06	$0.55
– Diluted	$—	$0.06	$0.55

(a)	Includes gain on sale of Kroll and the gain on the sale of KLS in 2010.

(b)
Includes the provision/(credit) for income taxes relating to the recognition of tax benefits recorded in connection with the sale of Kroll as well as a tax provision of $36 million on the sale of KLS in 2010.

6.    Goodwill and Other Intangibles
The Company is required to assess goodwill and any indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company performs the annual impairment test for each of its reporting units during the third quarter of each year. In accordance with applicable accounting guidance, the Company assesses qualitative factors to determine whether it is necessary to perform the two-step goodwill impairment test. The Company considered the numerous factors, which included that the fair value of each reporting unit exceeded its carrying value by a substantial margin in its most recent estimate of reporting unit fair values, whether significant acquisitions or dispositions occurred which might alter the fair values of its reporting units, macroeconomic conditions and their potential impact on reporting unit fair values, actual performance compared with budget and prior projections used in its estimation of reporting unit fair values, industry and market conditions, and the year over year change in the Company's share price. The Company completed its evaluation in the third quarter of 2012 and concluded that a two-step goodwill impairment test was not required in 2012 and that goodwill was not impaired.
Other intangible assets that are not deemed to have an indefinite life are amortized over their estimated lives and reviewed for impairment upon the occurrence of certain triggering events in accordance with applicable accounting literature.
Changes in the carrying amount of goodwill are as follows:

(In millions of dollars)	2012	2011
Balance as of January 1, as reported	$6,562	$6,420
Goodwill acquired	226	124
Other adjustments(a)	4	18
Balance at December 31,	$6,792	$6,562

(a)	Reflects increases due to the impact of foreign exchange in both years. 2012 also reflects a reduction due to purchase accounting adjustments.
The goodwill acquired of $226 million in 2012 (approximately $110 million of which is deductible for tax purposes) comprised of $196 million related to the Risk and Insurance Services segment and $30 million related to the Consulting segment.
Goodwill allocable to the Company’s reportable segments is as follows: Risk and Insurance Services, $4.6 billion and Consulting, $2.2 billion.
Amortized intangible assets consist primarily of the cost of client lists and trade names acquired. The gross cost and accumulated amortization at December 31, 2012 and 2011 is as follows:

(In millions of dollars)	2012			2011
	Gross Cost	Accumulated Amortization	Net Carrying Amount	Gross Cost	Accumulated Amortization	Net Carrying Amount
Amortized intangibles	$814	$345	$469	$666	$265	$401
The Company recorded an intangible asset impairment charge of $8 million in the third quarter of 2012 in the Risk & Insurance Services segment.

Aggregate amortization expense for the years ended December 31, 2012, 2011 and 2010 was $72 million, $65 million and $50 million, respectively, and the estimated future aggregate amortization expense is as follows:

For the Years Ending December 31,
(In millions of dollars)
2013	$67
2014	64
2015	61
2016	50
2017	45
Subsequent years	182
$469

7.    Income Taxes
For financial reporting purposes, income before income taxes includes the following components:

For the Years Ended December 31,
(In millions of dollars)	2012	2011	2010
Income before income taxes:
U.S.	$398	$121	$(296)
Other	1,298	1,283	1,065
	$1,696	$1,404	$769

The expense (benefit) for income taxes is comprised of:
Income taxes:
Current–
U.S. Federal	$42	$7	$(90)
Other national governments	336	289	249
U.S. state and local	24	24	21
	402	320	180
Deferred–
U.S. Federal	(18)	5	(28)
Other national governments	89	90	50
U.S. state and local	19	7	2
	90	102	24
Total income taxes	$492	$422	$204

The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:

December 31,
(In millions of dollars)	2012	2011
Deferred tax assets:
Accrued expenses not currently deductible	$589	$559
Differences related to non-U.S. operations (a)	159	188
Accrued retirement & postretirement benefits—non-U.S. operations	107	164
Accrued retirement benefits U.S.	604	507
Net operating losses (b)	104	129
Income currently recognized for tax	75	62
Foreign tax credit carryforwards	224	169
Other	77	114
	$1,939	$1,892

Deferred tax liabilities:
Unrealized investment holding gains	$2	$3
Differences related to non-U.S. operations	107	99
Depreciation and amortization	245	233
Other	4	9
	$358	$344

(a)	Net of valuation allowances of $7 million in 2012 and $3 million in 2011.

(b)	Net of valuation allowances of $65 million in 2012 and $46 million in 2011.

December 31,
(In millions of dollars)	2012	2011
Balance sheet classifications:
Current assets	$410	$376
Other assets	$1,223	$1,205
Current liabilities	$(18)	$(12)
Other liabilities	$(34)	$(21)
U.S. Federal income taxes are not provided on temporary differences with respect to investments in foreign subsidiaries that are essentially permanent in duration, which at December 31, 2012 amounted to approximately $4.3 billion. The determination of the unrecognized deferred tax liability with respect to these investments is not practicable.
A reconciliation from the U.S. Federal statutory income tax rate to the Company’s effective income tax rate is shown below.

For the Years Ended December 31,	2012	2011	2010
U.S. Federal statutory rate	35.0%	35.0%	35.0%
U.S. state and local income taxes—net of U.S. Federal income tax benefit	1.9	1.6	1.9
Differences related to non-U.S. operations	(6.1)	(6.5)	(9.5)
Other	(1.8)	—	(0.9)
Effective tax rate	29.0%	30.1%	26.5%

The Company’s consolidated tax rate was 29.0%, 30.1% and 26.5% in 2012, 2011 and 2010, respectively. The tax rate in each year reflects foreign operations, which are taxed at rates lower than the U.S. statutory tax rate.

Valuation allowances had net increases of $23 million and decreases of $1 million in 2012 and 2011, respectively. During the respective years, adjustments of the beginning of the year balances of valuation allowances increased income tax expense by $16 million in 2012 and decreased income tax expense by $7 million in 2011. None of the cumulative valuation allowances relate to amounts which if realized would increase contributed capital in the future. Approximately 73% of the Company’s net operating loss carryforwards expire from 2013 through 2032, and others are unlimited. The potential tax benefit from net operating loss carryforwards at the end of 2012 comprised state and local, and non-U.S. tax benefits of $78 million and $90 million, respectively, before reduction for valuation allowances. Foreign tax credit carryforwards expire from 2018 through 2022.

The realization of deferred tax assets depends on generating future taxable income in the applicable jurisdiction during the periods in which the tax benefits are deductible or creditable. The Company, including Marsh have been profitable globally. However, tax liabilities are determined and assessed on a legal entity and jurisdictional basis. Certain taxing jurisdictions allow or require combined or consolidated tax filings.

In the United States, certain groups within the Company, which file on a combined basis, were profitable in 2011 and 2012, but incurred a loss in 2010 as a result of the cost resulting from the resolution of the ARMB matter. The Company assessed the realizability of its domestic deferred tax assets, particularly state deferred tax assets of Marsh relating to jurisdictions in which it files separate tax returns, state deferred tax assets of all of the Company's domestic operations related to jurisdictions in which the Company files a unitary or combined state tax return, and foreign tax credit carryforwards in the Company's consolidated U.S. federal tax return. When making its assessment about the realization of its domestic deferred tax assets at December 31, 2012, the Company considered all available evidence, placing particular weight on evidence that could be objectively verified. The evidence considered included (i) the profitability of the Company's U.S. operations in 2011 and 2012 and the cumulative period from 2010 through 2012, (ii) the nature, frequency, and severity of financial reporting losses incurred prior to

2011, (iii) profit trends evidenced by continued improvements in the Company's and Marsh's operating performance, (iv) the non-recurring nature of some of the items that contributed to the losses before 2011, (v) the carryforward periods for the net operating losses ("NOLs") and foreign tax credit carryforwards, (vi) the sources and timing of future taxable income, giving weight to sources according to the extent to which they can be objectively verified, and (vii) tax planning strategies that would be implemented, if necessary, to accelerate utilization of NOLs. Based on its assessment, the Company concluded that it is more likely than not that a substantial portion of these deferred tax assets are realizable and a valuation allowance was recorded to reduce the domestic tax assets to the amount that the Company believes is more likely than not to be realized. In the event sufficient taxable income is not generated in future periods, additional valuation allowances of up to approximately $270 million could be required relating to these domestic deferred tax assets. The realization of the remaining U.S. federal deferred tax assets is not as sensitive to U.S. profits because it is supported by anticipated repatriation of future annual earnings from the Company’s profitable global operations, consistent with the Company's historical practice. In addition, when making its assessment about the realization of its domestic deferred tax assets at December 31, 2012, the Company continued to assess the realizability of deferred tax assets of certain other entities with a history of recent losses, including other U.S. entities that file separate state tax returns and foreign subsidiaries, and recorded valuation allowances as appropriate.
Following is a reconciliation of the Company’s total gross unrecognized tax benefits for the years ended December 31, 2012, 2011 and 2010:

(In millions of dollars)	2012	2011	2010
Balance at January 1,	$143	$199	$206
Additions, based on tax positions related to current year	26	7	7
Additions for tax positions of prior years	35	39	10
Reductions for tax positions of prior years	(41)	(91)	(6)
Reductions due to reclassification of tax indemnifications on sale of Kroll	—	—	(3)
Settlements	(6)	(6)	(4)
Lapses in statutes of limitation	(40)	(5)	(11)
Balance at December 31,	$117	$143	$199
Of the total unrecognized tax benefits at December 31, 2012, 2011 and 2010, $96 million, $102 million and $123 million, respectively, represent the amount that, if recognized, would favorably affect the effective tax rate in any future periods. The total gross amount of accrued interest and penalties at December 31, 2012 , 2011 and 2010, before any applicable federal benefit, was $13 million, $17 million and $35 million, respectively.

As discussed in Note 5, the Company has provided certain indemnities related to contingent tax liabilities as part of the disposals of Putnam and Kroll. At December 31, 2012, 2011 and 2010, $6 million, $14 million and $75 million, respectively, included in the table above, relates to Putnam and Kroll positions included in consolidated Company tax returns. Since the Company remains primarily liable to the taxing authorities for resolution of uncertain tax positions related to consolidated returns, these balances will remain as part of the Company’s consolidated liability for uncertain tax positions. Any future charges or credits that are directly related to the disposal of Putnam and Kroll and the indemnified contingent tax issues, including interest accrued, will be recorded in discontinued operations as incurred. The balance of gross unrecognized tax benefits at January 1, 2010 in the chart above includes balances related to stand alone tax filings of Kroll that were reclassified and are included as part of the fair value liability for contingent tax indemnities following the sale transaction.

The Company is routinely examined by the jurisdictions in which it has significant operations. The Internal Revenue Service (IRS) is currently examining 2009 and 2010.   During 2011, the Company was accepted to participate in the IRS Compliance Assurance Process (CAP) which is structured to conduct real-time compliance reviews.  The IRS is currently examining 2011 and performing a pre-filing review of the Company's 2012 U.S. operations. New York State has examinations underway for various entities covering the years 2007 through 2010. At the end of 2012, Massachusetts issued Notices of Assessment for 2007 for various entities and the Company is currently appealing those assessments. During 2012, the United Kingdom completed its examination of tax year 2010 for various subsidiaries. There are no ongoing tax audits in the jurisdictions outside the U.S. in which the company has significant operations. The Company regularly considers the likelihood of assessments in each of the taxing jurisdictions resulting from examinations. The Company has established appropriate liabilities for uncertain tax positions in relation to the potential assessments. The Company believes the resolution of tax matters will not have a material effect on the consolidated financial position of the Company, although a resolution of tax matters could have a material impact on the Company's net income or cash flows and on its effective tax rate in a particular future period. It is reasonably possible that the total amount of unrecognized tax benefits will decrease between zero and approximately $25 million within the next twelve months due to settlement of audits and expiration of statutes of limitation.
8.    Retirement Benefits
The Company maintains qualified and non-qualified defined benefit pension plans for its U.S. and non-U.S. eligible employees. The Company’s policy for funding its tax qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth by U.S. law and the laws of the non-U.S. jurisdictions in which the Company offers defined benefit plans.
Combined U.S. and non-U.S. Plans
The weighted average actuarial assumptions utilized for the U.S. and significant non-U.S. defined benefit plans and postretirement benefit plans are as follows:

	Pension Benefits		Postretirement Benefits
	2012	2011	2012	2011
Weighted average assumptions:
Discount rate (for expense)	4.91%	5.59%	5.05%	5.81%
Expected return on plan assets	8.03%	8.19%	—	—
Rate of compensation increase (for expense)	3.09%	4.08%	—	—
Discount rate (for benefit obligation)	4.38%	4.91%	4.32%	5.05%
Rate of compensation increase (for benefit obligation)	2.43%	3.09%	—	—
The Company uses actuaries from Mercer, a subsidiary of the Company, to perform valuations of its pension plans. The long-term rate of return assumption is determined for each plan based on the facts and circumstances that exist as of the measurement date, and the specific portfolio mix of each plan’s assets. The Company utilizes a model developed by the Mercer actuaries to assist in the determination of this assumption. The model takes into account several factors, including: actual and target portfolio allocation; investment, administrative and trading expenses incurred directly by the plan trust; historical portfolio performance; relevant forward-looking economic analysis; and expected returns, variances and correlations for different asset classes. These measures are used to determine probabilities using standard statistical techniques to calculate a range of expected returns on the portfolio. The Company generally does not adjust the rate of return assumption from year to year if, at the measurement date, it is within the best estimate range, defined as between the 25th and 75th percentile of the expected long-term annual returns in accordance with the “American Academy of Actuaries Pension Practice Council Note May 2001 Selecting and Documenting Investment Return Assumptions” and consistent with Actuarial Standards of Practice No. 27. Historical long-term average asset returns of each plan are also reviewed to determine whether they are consistent and reasonable compared with the best estimate range. The expected return on plan assets is determined by applying the assumed long-term rate of return to the market-related value of plan assets. This market-related value recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future market-related value of the assets will be impacted as previously deferred gains or losses are recorded.

The target asset allocation for the U.S. Plan is 58% equities and equity alternatives and 42% fixed income. At the end of 2012, the actual allocation for the U.S. Plan was 58% equities and equity alternatives and 42% fixed income. The target asset allocation for the U.K. Plan, which comprises approximately 82% of non-U.S. Plan assets, is 53% equities and equity alternatives and 47% fixed income. At the end of 2012, the actual allocation for the U.K. Plan was 52% equities and equity alternatives and 48% fixed income. The assets of the Company's defined benefit plans are diversified and are managed in accordance with applicable laws and with the goal of maximizing the plans' real return within acceptable risk parameters. The Company uses threshold-based portfolio rebalancing to ensure the actual portfolio remains consistent with target asset allocation ranges.
The discount rate selected for each U.S. plan is based on a model bond portfolio with coupons and redemptions that closely match the expected liability cash flows from the plan. Discount rates for non-U.S. plans are based on appropriate bond indices such as the Markit iBoxx £ Corporates AA 15+ index in the U.K. Projected compensation increases reflect current expectations as to future levels of inflation.
The components of the net periodic benefit cost for defined benefit and other postretirement plans are as follows:

Combined U.S. and significant non-U.S. Plans	Pension			Postretirement
For the Years Ended December 31,	Benefits			Benefits
(In millions of dollars)	2012	2011	2010	2012	2011	2010
Service cost	$240	$226	$197	$5	$5	$4
Interest cost	596	609	578	13	13	14
Expected return on plan assets	(905)	(887)	(815)	—	—	—
Amortization of prior service credit	(19)	(19)	(21)	(14)	(13)	(13)
Recognized actuarial loss (credit)	270	215	144	—	(4)	—
Net periodic benefit cost	$182	$144	$83	$4	$1	$5
Plan Assets
For the U.S. plan, investment allocation decisions are made by a fiduciary committee composed of senior executives appointed by the Company’s Chief Executive Officer. For the non-U.S. plans, investment allocation decisions are made by local fiduciaries, in consultation with the Company for the larger plans. Plan assets are invested in a manner consistent with the fiduciary standards set forth in all relevant laws relating to pensions and trusts in each country. Primary investment objectives are (1) to achieve an investment return that, in combination with current and future contributions, will provide sufficient funds to pay benefits, and (2) to minimize the risk of large losses. The investment allocations are designed to meet these objectives by broadly diversifying plan assets among numerous asset classes with differing expected returns, volatilities, and correlations.
The major categories of plan assets include equity securities, equity alternative investments, and fixed income securities. For the U.S. qualified plan, the category ranges are 53-63% for equities and equity alternatives, and 37-47% for fixed income. For the U.K. Plan, the category ranges are 50-56% for equities and equity alternatives, and 44-50% for fixed income. Asset allocation ranges are evaluated generally every three years. Asset allocation is monitored frequently and re-balancing actions are taken as appropriate.
Plan investments are exposed to stock market, interest rate, and credit risk. Concentrations of these risks are generally limited due to diversification by investment style within each asset class, diversification by investment manager, diversification by industry sectors and issuers, and the dispersion of investments across many geographic areas.

Unrecognized Actuarial Gains/Losses
In accordance with applicable accounting guidance, the funded status of the Company's pension plans is recorded in the consolidated balance sheets and provides for a delayed recognition of actuarial gains or losses arising from changes in the projected benefit obligation due to changes in the assumed discount rates, differences between the actual and expected value of plan assets and other assumption changes. The unrecognized pension plan actuarial gains or losses and prior service costs not yet recognized in net periodic pension cost are recognized in AOCI, net of tax. These gains and losses are amortized prospectively out of AOCI over a period that approximates the average remaining service period of active employees, or for plans in which substantially all the participants are inactive, over the remaining life expectancy of the inactive employees.
U.S. Plans
The following schedules provide information concerning the Company’s U.S. defined benefit pension plans and postretirement benefit plans:

	U.S. Pension Benefits		U.S. Postretirement Benefits
(In millions of dollars)	2012	2011	2012	2011
Change in benefit obligation:
Benefit obligation at beginning of year	$4,533	$4,041	$162	$180
Service cost	93	83	3	3
Interest cost	230	231	8	8
Actuarial (gain) loss	522	352	13	(20)
Medicare Part D subsidy	—	—	3	4
Benefits paid	(181)	(174)	(13)	(13)
Benefit obligation, December 31	$5,197	$4,533	$176	$162
Change in plan assets:
Fair value of plan assets at beginning of year	$3,493	$3,444	$—	$—
Actual return on plan assets	500	199	—	—
Employer contributions	124	24	10	9
Medicare Part D subsidy	—	—	3	4
Benefits paid	(181)	(174)	(13)	(13)
Fair value of plan assets, December 31	$3,936	$3,493	$—	$—
Net funded status, December 31	$(1,261)	$(1,040)	$(176)	$(162)
Amounts recognized in the consolidated balance sheets:
Current liabilities	$(25)	$(124)	$(9)	$(9)
Noncurrent liabilities	(1,236)	(916)	(167)	(153)
Net liability recognized, December 31	$(1,261)	$(1,040)	$(176)	$(162)
Amounts recognized in other comprehensive income (loss):
Prior service credit	$23	$39	$—	$13
Net actuarial (loss) gain	(1,887)	(1,695)	(2)	12
Total recognized accumulated other comprehensive (loss) income, December 31	$(1,864)	$(1,656)	$(2)	$25
Cumulative employer contributions in excess (deficient) of net periodic cost	603	616	(174)	(187)
Net amount recognized in consolidated balance sheet	$(1,261)	$(1,040)	$(176)	$(162)
Accumulated benefit obligation at December 31	$5,114	$4,467	$—	$—

	U.S. Pension Benefits		U.S. Postretirement Benefits
(In millions of dollars)	2012	2011	2012	2011
Reconciliation of prior service credit (charge) recognized in accumulated other comprehensive income (loss):
Beginning balance	$39	$55	$13	$26
Recognized as component of net periodic benefit credit	(16)	(16)	(13)	(13)
Prior service credit, December 31	$23	$39	$—	$13

	U.S. Pension Benefits		U.S. Postretirement Benefits
(In millions of dollars)	2012	2011	2012	2011
Reconciliation of net actuarial gain (loss) recognized in accumulated other comprehensive income (loss):
Beginning balance	$(1,695)	$(1,327)	$12	$(4)
Recognized as component of net periodic benefit cost	152	100	(1)	(4)
Changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Liability experience	(522)	(352)	(13)	20
Asset experience	178	(116)	—	—
Total gain (loss) recognized as change in plan assets and benefit obligations	(344)	(468)	(13)	20
Net actuarial gain (loss), December 31	$(1,887)	$(1,695)	$(2)	$12

For the Years Ended December 31,	U.S. Pension Benefits			U.S. Postretirement Benefits
(In millions of dollars)	2012	2011	2010	2012	2011	2010
Total recognized in net periodic benefit cost and other comprehensive loss (income)	$346	$467	$148	$24	$(9)	$26
Estimated amounts that will be amortized from accumulated other comprehensive income in the next fiscal year:

	U.S. Pension Benefits	U.S. Postretirement Benefits
(In millions of dollars)	2013	2013
Prior service cost	$(16)	$—
Net actuarial loss	202	—
Projected cost	$186	$—

The weighted average actuarial assumptions utilized in determining the above amounts for the U.S. defined benefit and other U.S. postretirement plans as of the end of the year are as follows:

	U.S. Pension Benefits		U.S. Postretirement Benefits
	2012	2011	2012	2011
Weighted average assumptions:
Discount rate (for expense)	5.15%	5.90%	5.10%	5.95%
Expected return on plan assets	8.75%	8.75%	—	—
Rate of compensation increase (for expense)	2.00%	3.90%	—	—
Discount rate (for benefit obligation)	4.45%	5.15%	4.25%	5.10%
Rate of compensation increase (for benefit obligation)	2.00%	2.00%	—	—
The projected benefit obligation, accumulated benefit obligation and aggregate fair value of plan assets for U.S. pension plans with accumulated benefit obligations in excess of plan assets were $5.2 billion, $5.1 billion and $3.9 billion, respectively, as of December 31, 2012 and $4.5 billion, $4.5 billion and $3.5 billion, respectively, as of December 31, 2011.
The projected benefit obligation and fair value of plan assets for U.S. pension plans with projected benefit obligations in excess of plan assets was $5.2 billion and $3.9 billion, respectively, as of December 31, 2012 and $4.5 billion and $3.5 billion, respectively, as of December 31, 2011.
As of December 31, 2012, the U.S. qualified plan holds eight million shares of the Company’s common stock which were contributed to the Plan by the Company in 2005. This represents approximately 7% of that plan’s assets as of December 31, 2012. In addition, plan assets may be invested in funds managed by Mercer Investments.
The components of the net periodic benefit cost for the U.S. defined benefit and other postretirement benefit plans are as follows:

U.S. Plans only	Pension Benefits			Postretirement Benefits
For the Years Ended December 31,
(In millions of dollars)	2012	2011	2010	2012	2011	2010
Service cost	$93	$83	$76	$3	$3	$3
Interest cost	230	231	227	8	8	10
Expected return on plan assets	(322)	(315)	(295)	—	—	—
Amortization of prior service credit	(16)	(16)	(18)	(13)	(13)	(13)
Recognized actuarial loss (credit)	152	100	71	(1)	(4)	—
Net periodic benefit cost (credit)	$137	$83	$61	$(3)	$(6)	$—
In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 became law. The net periodic benefit cost shown above for 2012, 2011 and 2010, respectively, includes the subsidy.
The assumed health care cost trend rate for Medicare eligibles is approximately 7.86% in 2012, gradually declining to 4.5% in 2028, and the rate for non-Medicare eligibles is 7.73% in 2012, gradually declining to 4.50% in 2028. Assumed health care cost trend rates have a small effect on the amounts reported for the U.S. health care plans because the Company caps its share of health care trend at 5%. A one percentage point change in assumed health care cost trend rates would have the following effects:

(In millions of dollars)	1 Percentage Point Increase	1 Percentage Point Decrease
Effect on total of service and interest cost components	$—	$—
Effect on postretirement benefit obligation	$1	$(5)
Estimated Future Contributions
The Company expects to fund approximately $25 million for its U.S. non-qualified plan in 2013. The Company’s policy for funding its tax-qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in the U.S. and applicable foreign law. There currently is no ERISA funding requirement for the U.S. qualified plan for 2013.
Non-U.S. Plans
The following schedules provide information concerning the Company’s non-U.S. defined benefit pension plans and non-U.S. postretirement benefit plans:

	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
(In millions of dollars)	2012	2011	2012	2011
Change in benefit obligation:
Benefit obligation at beginning of year	$7,717	$6,802	$91	$83
Service cost	147	143	2	2
Interest cost	366	378	5	5
Employee contributions	11	14	—	—
Actuarial loss	419	575	10	5
Plan amendments	(71)	(3)	—	—
Effect of settlement	(11)	(7)	—	—
Effect of curtailment	(3)	(1)	(1)	—
Benefits paid	(278)	(266)	(4)	(4)
Foreign currency changes	280	66	4	—
Other	2	16	—	—
Benefit obligation at, December 31	$8,579	$7,717	$107	$91
Change in plan assets:
Fair value of plan assets at beginning of year	$7,206	$6,741	$—	$—
Actual return on plan assets	721	311	—	—
Effect of settlement	(11)	(6)	—	—
Company contributions	389	320	4	4
Employee contributions	11	14	—	—
Benefits paid	(278)	(266)	(4)	(4)
Foreign currency changes	273	82	—	—
Other	1	10	—	—
Fair value of plan assets, December 31	$8,312	$7,206	$—	$—
Net funded status, December 31	$(267)	$(511)	$(107)	$(91)
Amounts recognized in the consolidated balance sheets:
Non-current assets	$258	$39	$—	$—
Current liabilities	(6)	(106)	(4)	(4)
Non-current liabilities	(519)	(444)	(103)	(87)
Net liability recognized, December 31	$(267)	$(511)	$(107)	$(91)
Amounts recognized in other comprehensive income (loss):
Prior service credit	$93	$23	$—	$1
Net actuarial (loss) gain	(3,309)	(3,038)	(27)	(19)
Total recognized accumulated other comprehensive (loss) income, December 31	$(3,216)	$(3,015)	$(27)	$(18)
Cumulative employer contributions in excess (deficient) of net periodic cost	2,949	2,504	(80)	(73)
Net amount recognized in consolidated balance sheet, December 31	$(267)	$(511)	$(107)	$(91)
Accumulated benefit obligation, December 31	$8,229	$7,246	$—	$—

	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
(In millions of dollars)	2012	2011	2012	2011
Reconciliation of prior service credit (cost):
Beginning balance	$23	$23	$1	$1
Recognized as component of net periodic benefit credit	(3)	3	(1)	—
Effect of curtailment	(1)	—	—	—
Changes in plan assets and benefit obligations recognized in other comprehensive income:
Plan amendments	71	(3)	—	—
Exchange rate adjustments	3	—	—	—
Prior service credit, December 31	$93	$23	$—	$1

	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
(In millions of dollars)	2012	2011	2012	2011
Reconciliation of net actuarial gain (loss):
Beginning balance	$(3,038)	$(2,305)	$(19)	$(14)
Recognized as component of net periodic benefit cost	118	115	1	—
Effect of settlement	1	—	—	—
Changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Liability experience	(419)	(575)	(10)	(5)
Asset experience	138	(261)	—	—
Effect of curtailment	3	(1)	1	—
Total amount recognized as change in plan assets and benefit obligations	(278)	(837)	(9)	(5)
Exchange rate adjustments	(112)	(11)	—	—
Net actuarial gain (loss), December 31	$(3,309)	$(3,038)	$(27)	$(19)

For the Years Ended December 31,	Non-U.S. Pension Benefits			Non-U.S. Postretirement Benefits
(In millions of dollars)	2012	2011	2010	2012	2011	2010
Total recognized in net periodic benefit cost and other comprehensive loss	$246	$792	$66	$16	$12	$15
Estimated amounts that will be amortized from accumulated other comprehensive income in the next fiscal year:

	Non-U.S. Pension Benefits	Non-U.S. Postretirement Benefits
(In millions of dollars)	2013	2013
Prior service cost	$(6)	$—
Net actuarial loss	112	2
Projected cost	$106	$2

The weighted average actuarial assumptions utilized for the non-U.S. defined and postretirement benefit plans as of the end of the year are as follows:

	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
	2012	2011	2012	2011
Weighted average assumptions:
Discount rate (for expense)	4.77%	5.41%	4.95%	5.51%
Expected return on plan assets	7.68%	7.91%	—	—
Rate of compensation increase (for expense)	3.73%	4.19%	—	—
Discount rate (for benefit obligation)	4.33%	4.77%	4.45%	4.95%
Rate of compensation increase (for benefit obligation)	2.69%	3.73%	—	—
The non-U.S. defined benefit plans do not have any direct ownership of the Company’s common stock.
The pension plan in the United Kingdom holds a limited partnership interest in the Trident III private equity fund valued at approximately $200 million at December 31, 2012.
The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $1.7 billion, $1.6 billion and $1.2 billion, respectively, as of December 31, 2012 and $1.4 billion, $1.3 billion and $1 billion, respectively, as of December 31, 2011.
The projected benefit obligation and fair value of plan assets for non-U.S. pension plans with projected benefit obligations in excess of plan assets was $1.7 billion and $1.2 billion, respectively, as of December 31, 2012 and $7.6 billion and $7.0 billion, respectively, as of December 31, 2011.
The components of the net periodic benefit cost for the non-U.S. defined benefit and other postretirement benefit plans and the curtailment, settlement and termination expenses are as follows:

For the Years Ended December 31,	Non-U.S. Pension Benefits			Non-U.S. Postretirement Benefits
(In millions of dollars)	2012	2011	2010	2012	2011	2010
Service cost	$147	$143	$121	$2	$2	$1
Interest cost	366	378	351	5	5	4
Expected return on plan assets	(583)	(572)	(520)	—	—	—
Amortization of prior service cost	(3)	(3)	(3)	(1)	—	—
Recognized actuarial loss	118	115	73	1	—	—
Net periodic benefit cost	45	61	22	7	7	5
Settlement loss	1	—	5	—	—	—
Curtailment credit	(1)	—	—	—	—	—
Special termination benefits	—	—	1	—	—	—
Total cost	$45	$61	$28	$7	$7	$5
The assumed health care cost trend rate was approximately 5.47% in 2012, gradually declining to 4.48% in 2031. Assumed health care cost trend rates can have a significant effect on the amounts reported for the non-U.S. health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

(In millions of dollars)	1 Percentage Point Increase	1 Percentage Point Decrease
Effect on total of service and interest cost components	$1	$(1)
Effect on postretirement benefit obligation	$12	$(10)

Estimated Future Contributions
The Company expects to fund approximately $623 million to its non-U.S. pension plans in 2013. Funding requirements for non-U.S. plans vary by country. Contribution rates are generally based on local funding practices and requirements, which may differ significantly from measurements under U.S. GAAP. Funding amounts may be influenced by future asset performance, the level of discount rates and other variables impacting the assets and/or liabilities of the plan. Discretionary contributions may also be affected by alternative uses of the Company’s cash flows, including dividends, investments and share repurchases.
Estimated Future Benefit Payments
The Plan’s estimated future benefit payments for its pension and postretirement benefits (without reduction for Medicare subsidy receipts) at December 31, 2012 are as follows:

December 31,	Pension Benefits		Postretirement Benefits
(In millions of dollars)	U.S.	Non-U.S.	U.S.	Non-U.S.
2013	$210	$275	$11	$4
2014	$221	$276	$11	$4
2015	$231	$287	$11	$4
2016	$242	$310	$11	$4
2017	$251	$321	$11	$5
2018-2022	$1,394	$1,910	$59	$27
Defined Benefit Plans Fair Value Disclosures
In December 2008 the FASB issued guidance for Employers’ Disclosures About Pension and Other Post Retirement Benefit Plan Assets. The guidance requires fair value plan asset disclosures for an employer’s defined benefit pension and postretirement plans similar to the guidance on Fair Value Measurements as well as (a) how investment allocation decisions are made, (b) the major categories of plan assets, and (c) significant concentrations of risk within plan assets.
The U.S. and non-U.S. plan investments are classified into Level 1, which refers to investments valued using quoted prices from active markets for identical assets; Level 2, which refers to investments not traded on an active market but for which observable market inputs are readily available; and Level 3, which refers to investments valued based on significant unobservable inputs. Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The following table sets forth, by level within the fair value hierarchy, a summary of the U.S. and non-U.S. plans investments measured at fair value on a recurring basis at December 31, 2012 and 2011.

	Fair Value Measurements at December 31, 2012
Assets (In millions of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Common/Collective trusts	$16	$5,376	$—	$5,392
Corporate obligations	—	2,236	1	2,237
Corporate stocks	2,005	4	9	2,018
Private equity/Partnerships	2	2	824	828
Government securities	9	309	—	318
Real estate	11	8	357	376
Short-term investment funds	410	4	—	414
Company common stock	276	—	—	276
Other investments	11	112	216	339
Insurance group annuity contracts	—	—	23	23
Swaps	—	4	—	4
Total investments	$2,740	$8,055	$1,430	$12,225

	Fair Value Measurements at December 31, 2011
Assets (In millions of dollars)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Common/Collective trusts	$10	$4,837	$—	$4,847
Corporate obligations	—	1,792	1	1,793
Corporate stocks	1,716	15	8	1,739
Private equity/Partnerships	—	1	779	780
Government securities	10	368	—	378
Real estate	14	4	319	337
Short-term investment funds	288	42	—	330
Company common stock	253	—	—	253
Other investments	1	34	202	237
Insurance group annuity contracts	—	—	20	20
Swaps	—	5	—	5
Total investments	$2,292	$7,098	$1,329	$10,719
There were no transfers between Level 1 and Level 2 assets during 2012 or 2011.
The tables below set forth a summary of changes in the fair value of the plans’ Level 3 assets for the years ended December 31, 2012 and December 31, 2011:

Assets (In millions)	Fair Value, January 1, 2012	Purchases	Sales	Unrealized Gain/ (Loss)	Realized Gain/ (Loss)	Exchange Rate Impact	Transfers in/(out) and Other	Fair Value, December 31, 2012
Private equity/Partnerships	$779	$86	$(79)	$138	$(113)	$13	$—	$824
Real estate	319	11	(3)	104	(86)	12	—	357
Other investments	202	17	(24)	11	6	4	—	216
Insurance group annuity contracts	20	160	(157)	1	(1)	—	—	23
Corporate stocks	8	1	—	—	—	—	—	9
Corporate obligations	1	—	—	—	—	—	—	1
Total assets	$1,329	$275	$(263)	$254	$(194)	$29	$—	$1,430

Assets (In millions)	Fair Value, January 1, 2011	Purchases	Sales	Unrealized Gain/ (Loss)	Realized Gain/ (Loss)	Exchange Rate Impact	Transfers in/(out) and Other	Fair Value, December 31, 2011
Private equity/Partnerships	$746	$119	$(80)	$(83)	$70	$7	$—	$779
Real estate	293	—	—	22	(1)	5	—	319
Other investments	177	32	(13)	6	2	(2)	—	202
Insurance group annuity contracts	20	151	(150)	8	(9)	—	—	20
Corporate stocks	1	8	—	(1)	—	—	—	8
Corporate obligations	8	1	(8)	2	(1)	—	(1)	1
Total assets	$1,245	$311	$(251)	$(46)	$61	$10	$(1)	$1,329
The following is a description of the valuation methodologies used for assets measured at fair value:
Company common stock:  Valued at the closing price reported on the New York Stock Exchange.
Common stocks, preferred stocks, convertible equity securities and rights/warrants (included in Corporate stocks):  Valued at the closing price reported on the primary exchange.
Corporate bonds (included in corporate obligations):  The fair value of corporate bonds is estimated using recently executed transactions, market price quotations (where observable) and bond spreads. The spread data used are for the same maturity as the bond. If the spread data does not reference the issuer, then data that references a comparable issuer are used. When observable price quotations are not available, fair value is determined based on cash flow models.
Commercial paper (included in corporate obligations):  The fair value of commercial paper is estimated using observable market data such as maturity date, issue date, credit rating, current commercial paper rates and settlement date.
Commercial mortgage-backed and asset-backed securities (included in corporate obligations):  Fair value is determined using discounted cash flow models. Observable inputs are based on trade and quote activity of bonds with similar features including issuer vintage, purpose of underlying loan (first or second lien), prepayment speeds and credit ratings. The discount rate is the combination of the appropriate rate from the benchmark yield curve and the discount margin based on quoted prices.
Common/Collective trusts:  Valued at the quoted market prices of the underlying investments at year end.
U.S. government bonds (included in government securities):  The fair value of U.S. government bonds is estimated by pricing models that utilize observable market data including quotes, spreads and data points for yield curves.
U.S. agency securities (included in government securities):  U.S. agency securities are comprised of two main categories consisting of agency issued debt and mortgage pass-throughs. Agency issued debt securities are valued by benchmarking market-derived prices to quoted market prices and trade data for identical or comparable securities. Mortgage pass-throughs include certain “To-be-announced” (TBA) securities and mortgage pass-through pools. TBA securities are generally valued using quoted market prices or are benchmarked thereto. Fair value of mortgage pass-through pools are model driven with respect to spreads of the comparable TBA security.
Private equity and real estate partnerships:  Investments in private equity and real estate partnerships are valued based on the fair value reported by the manager of the corresponding partnership. The managers provide unaudited quarterly financial statements and audited annual financial statements which set forth the value of the fund. The valuations obtained from the managers are based on various analyses on the underlying holdings in each partnership, including financial valuation models and projections, comparable valuations from the public markets, and precedent private market transactions. Investments are valued in the accompanying financial statements based on the Plan’s beneficial interest in the underlying net assets of the partnership as determined by the partnership agreement.
Insurance group annuity contracts:  The fair values for these investments are based on the current market value of the aggregate accumulated contributions plus interest earned.
Swap assets and liabilities:  Fair values for interest rate swaps, equity index swaps and inflation swaps are estimated using a discounted cash flow pricing model. These models use observable market data such as contractual fixed rate, broker quotes, spot equity price or index value and dividend data. The fair values of credit default swaps are estimated using an income approach model which determines expected cash flows based on default probabilities from the issuer specific credit spread curve and credit loss recovery rates, both of which are dependent on market quotes.
Real estate investment trusts:  Valued at the closing price reported on an exchange.
Short-term investment funds:  Primarily high-grade money market instruments valued at net asset value at year-end.
Real estate: Valued by investment managers generally using proprietary pricing models.
Registered investment companies:  Valued at the closing price reported on the primary exchange.

Defined Contribution Plans
The Company maintains certain defined contribution plans for its employees, including the Marsh & McLennan Companies 401(k) Savings & Investment Plan (“401(k) Plan”), that are qualified under U.S. tax laws. Under these plans, eligible employees may contribute a percentage of their base salary, subject to certain limitations. For the 401(k) Plan, the Company matches a fixed portion of the employees’ contributions. The 401(k) Plan contains an Employee Stock Ownership Plan feature under U.S. tax law. Approximately $375 million of the 401(k) Plan’s assets at December 31, 2012 and $366 million at December 31, 2011 were invested in the Company’s common stock. If a participant does not choose an investment direction for his or her future contributions, they are automatically invested in a BlackRock LifePath Portfolio that most closely matches the participant’s expected retirement year. The cost of these defined contribution plans related to continuing operations was $50 million in 2012 and $48 million for 2011 and 2010.

9.     Stock Benefit Plans

The Company maintains multiple stock-based payment arrangements under which employees are awarded grants of restricted stock units, stock options and other forms of stock-based payment arrangements.

Marsh & McLennan Companies, Inc. Incentive and Stock Award Plans

On May 19, 2011, the Marsh & McLennan Companies, Inc. 2011 Incentive and Stock Award Plan (the “2011 Plan”) was approved by the Company's stockholders. The 2011 Plan replaced the Company's two previous equity incentive plans (the 2000 Senior Executive Incentive and Stock Award Plan and the 2000 Employee Incentive and Stock Award Plan).

The types of awards permitted under the 2011 Plan include stock options, restricted stock and restricted stock units payable in Company common stock or cash, and other stock-based and performance-based awards. The Compensation Committee of the Board of Directors (the “Compensation Committee”) determines, at its discretion, which affiliates may participate in the 2011 Plan, which eligible employees will receive awards, the types of awards to be received, and the terms and conditions thereof. The right of an employee to receive an award may be subject to performance conditions as specified by the Compensation Committee. The 2011 Plan contains provisions which, in the event of a change in control of the Company, may accelerate the vesting of the awards. The 2011 Plan retains the remaining share authority of the two previous plans as of the date the 2011 Plan was approved by stockholders. Awards relating to not more than approximately 23.2 million shares of common stock, plus shares remaining unused under certain pre-existing plans, may be made over the life of the 2011 Plan.

Our current practice is to grant non-qualified stock options, restricted stock units and/or performance stock units on an annual basis to senior executives and a limited number of other employees as part of their total compensation. We also grant restricted stock units during the year to new hires or as retention awards for certain employees. We have not granted restricted stock since 2005.

Stock Options: Options granted under the 2011 Plan may be designated as either incentive stock options or non-qualified stock options. The Compensation Committee determines the terms and conditions of the option, including the time or times at which an option may be exercised, the methods by which such exercise price may be paid, and the form of such payment. Options are generally granted with an exercise price equal to the market value of the Company's common stock on the date of grant. These option awards generally vest 25% per annum and have a contractual term of 10 years. Certain stock options granted under the previous equity incentive plans provided for a market-based triggering event before a vested option can be exercised. The terms and conditions of these stock option awards provided that (i) options will vest at a rate of 25% a year beginning one year from the date of grant and (ii) each vested tranche will only become exercisable if the market price of the Company stock appreciates to a level of 15% above the exercise price of the option and maintains that level for at least ten (10) consecutive trading days after the award has vested. The Company accounts for these awards as market-condition options. The effect of the market condition is reflected in the grant-date fair value of such awards. Compensation cost is recognized over the requisite service period and is not subsequently adjusted if the market condition is not met. For awards without a market-based triggering event, compensation cost is generally recognized on a straight-line basis over the requisite service period which is normally the vesting period.

The estimated fair value of options granted without a market-based triggering event is calculated using the Black-Scholes option pricing valuation model. This model takes into account several factors and assumptions. The risk-free interest rate is based on the yield on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumption at the time of grant. The expected life (estimated period of time outstanding) is estimated using the contractual term of the option and the effects of employees' expected exercise and post-vesting employment termination behavior. The Company uses a blended volatility rate based on the following: (i) volatility derived from daily closing price observations for the 10-year period ended on the valuation date, (ii) implied volatility derived from traded options for the period one week before the valuation date and (iii) average volatility for the 10-year periods ended on 15 anniversaries prior to the valuation date, using daily closing price observations. The expected dividend yield is based on expected dividends for the expected term of the stock options.

The assumptions used in the Black-Scholes option pricing valuation model for options granted by the Company in 2012, 2011 and 2010 are as follows:

	2012	2011	2010
Risk-free interest rate	1.26%-1.27%	2.28%-2.90%	3.15%-3.20%
Expected life (in years)	6.50	6.75	6.75
Expected volatility	26.2%-26.4%	25.4%-25.8%	26.3%-27.6%
Expected dividend yield	2.76%-2.80%	2.75%-2.86%	3.26%-3.52%

The estimated fair value of options granted with a market-based triggering event is calculated using a binomial valuation model. The factors and assumptions used in this model are similar to those utilized in the Black-Scholes option pricing valuation model except that the risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve over the contractual term of the option, and the expected life is calculated by the model. Since 2009, there have been no options granted with a market-based triggering event.
A summary of the status of the Company’s stock option awards as of December 31, 2012 and changes during the year then ended is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)
Balance at January 1, 2012	38,895,109	$29.21
Granted	3,547,733	$31.88
Exercised	(6,892,731)	$26.01
Canceled or exchanged	—	—
Forfeited	(860,022)	$27.69
Expired	(2,644,296)	$42.85
Balance at December 31, 2012	32,045,793	$29.10	4.5 years	186,467
Options vested or expected to vest at December 31, 2012	32,004,297	$29.12	4.4 years	185,871
Options exercisable at December 31, 2012	16,115,605	$28.85	3.8 years	106,606
In the above table, forfeited options are unvested options whose requisite service period has not been met. Expired options are vested options that were not exercised. The weighted-average grant-date fair value of the Company's option awards granted during the years ended December 31, 2012, 2011 and 2010 was $6.04, $6.67 and $4.85, respectively. The total intrinsic value of options exercised during the same periods was $57.7 million, $23.6 million and $0.5 million, respectively.

As of December 31, 2012, there was $18 million of unrecognized compensation cost related to the Company's option awards. The weighted-average period over which that cost is expected to be recognized is approximately 1.3 years. Cash received from the exercise of stock options for the years ended December 31, 2012, 2011 and 2010 was $179.3 million, $111.7 million and $1.5 million, respectively.

The Company's policy is to issue treasury shares upon option exercises or share unit conversion. The
Company intends to issue treasury shares as long as an adequate number of those shares are available.

Restricted Stock Units and Performance Stock Units: Restricted stock units may be awarded under the Company's 2011 Incentive and Stock Award Plan. The Compensation Committee determines the restrictions on such units, when the restrictions lapse, when the units vest and are paid, and under what terms the units are forfeited. The cost of these awards is amortized over the vesting period, which is generally three years. Awards to senior executives and other employees may include three-year performance-based restricted stock units and three-year service-based restricted stock units. The payout of performance-based restricted stock units (payable in shares of the Company's common stock) may range, generally, from 0-200% of the number of units granted, based on the achievement of objective, pre-determined Company or operating company performance measures, generally, over a three-year performance period. The Company accounts for these awards as performance condition restricted stock units. The performance condition is not considered in the determination of grant date fair value of such awards. Compensation cost is recognized over the performance period based on management's estimate of the number of units expected to vest and is adjusted to reflect the actual number of shares paid out at the end of the three-year performance period. Beginning with awards granted on or after February 23, 2009, dividend equivalents are not paid out unless and until such time that the award vests.

A summary of the status of the Company's restricted stock units and performance stock units as of December 31, 2012 and changes during the period then ended is presented below:

	Restricted Stock Units		Performance Stock Units
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Non-vested balance at January 1, 2012	15,058,428	$25.43	368,346	$30.60
Granted	2,797,287	$31.96	461,756	$31.89
Vested	(8,209,388)	$23.97	(25,129)	$30.83
Forfeited	(682,089)	$28.49	(81,075)	$31.31
Adjustment due to performance	—	$—	6,940	$30.60
Non-vested balance at December 31, 2012	8,964,238	$28.58	730,838	$31.32

The weighted-average grant-date fair value of the Company's restricted stock units and performance stock units granted during the year ended December 31, 2011 was $30.46 and $30.60, respectively; the combined weighted-average grant-date fair value of the Company's restricted stock units and performance stock units granted during the year ended December 31, 2010 was $22.81. The total fair value of the shares distributed during the years ended December 31, 2012, 2011 and 2010 in connection with the Company's restricted stock units and performance stock units was $262.6 million, $249 million and $170.7 million, respectively.

The number of vested performance stock units includes any applicable performance adjustment shares. The adjustment due to performance reflects the incremental portion of the above-target payout (160%) of performance stock units awarded in February 2011 that vested during 2012 either in full or on a pro-rata basis due to certain types of termination of employment. There is no adjustment due to performance for performance stock units awarded in February 2012 that vested during 2012 due to certain types of termination of employment within the calendar year of grant since the payout of such awards is at 100% of target under the award's terms and conditions.

Restricted Stock: Restricted shares of the Company's common stock may be awarded under the 2011 Plan and are subject to restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose. The Compensation Committee may also determine when and under what circumstances the restrictions may lapse and whether the participant receives the rights of a stockholder, including, without limitation, the right to vote and receive dividends. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions is forfeited upon termination of employment. Shares granted, generally become unrestricted at the earlier of: (1) January 1 of the year following the vesting grant date anniversary or (2) the later of the recipient's normal or actual retirement date. For shares granted prior to 2004, the vesting grant date anniversary is ten years. For shares granted during 2004 and 2005, the vesting grant date anniversary is 7 years and 5 years, respectively. However, certain restricted shares granted in 2005 vested on the third anniversary of the grant date. There have been no restricted shares granted since 2005.

A summary of the status of the Company's restricted stock awards as of December 31, 2012 and changes during the period then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested balance at January 1, 2012	51,700	$46.86
Granted	—	$—
Vested	(20,000)	$46.14
Forfeited	—	$—
Non-vested balance at December 31, 2012	31,700	$47.31

The total fair value of the Company's restricted stock distributed was $0.6 million for each of the years ended December 31, 2012 and December 31, 2011. There were no restricted stock distributions in 2010.

As of December 31, 2012, there was $135 million of unrecognized compensation cost related to the Company's restricted stock, restricted stock units and performance stock unit awards. The weighted-average period over which that cost is expected to be recognized is approximately 1 year.

Marsh & McLennan Companies Stock Purchase Plans

In May 1999, the Company's stockholders approved an employee stock purchase plan (the “1999 Plan”) to replace the 1994 Employee Stock Purchase Plan (the “1994 Plan”), which terminated on September 30, 1999 following its fifth annual offering. Under the current terms of the Plan, shares are purchased four times during the plan year at a price that is 95% of the average market price on each quarterly purchase date. Under the 1999 Plan, after including the available remaining unused shares in the 1994 Plan and reducing the shares available by 10,000,000 consistent with the Company's Board of Directors' action in March 2007, no more than 35,600,000 shares of the Company's common stock may be sold. Employees purchased 899,424 shares during the year ended December 31, 2012 and at December 31, 2012, 4,136,312 shares were available for issuance under the 1999 Plan. Under the 1995 Company Stock Purchase Plan for International Employees (the “International Plan”), after reflecting the additional 5,000,000 shares of common stock for issuance approved by the Company's Board of Directors in July 2002, and the addition of 4,000,000 shares due to a shareholder action in May 2007, no more than 12,000,000 shares of the Company's common stock may be sold. Employees purchased 111,073 shares during the year ended December 31, 2012 and there were 3,085,961 shares available for issuance at December 31, 2012 under the International Plan. The plans are considered non-compensatory.

10.     Fair Value Measurements
Fair Value Hierarchy
The Company has categorized its assets and liabilities that are valued at fair value on a recurring basis into a three-level fair value hierarchy as defined by the FASB in ASC Topic No. 820 (“Fair Value Measurements and Disclosures”). The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy, for disclosure purposes, is determined based on the lowest level input that is significant to the fair value measurement.
Assets and liabilities recorded in the consolidated balance sheets at fair value are categorized based on the inputs in the valuation techniques as follows:
Level 1.Assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market (examples include active exchange-traded equity securities, most U.S. Government and agency securities, money market mutual funds and certain other sovereign government obligations).

Assets and liabilities utilizing Level 1 inputs include exchange traded equity securities and mutual funds.
Level 2.Assets and liabilities whose values are based on the following:
a)Quoted prices for similar assets or liabilities in active markets;
b)Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds, which trade infrequently);
c)Pricing models whose inputs are observable for substantially the full term of the asset or liability (examples include most over-the-counter derivatives, including interest rate and currency swaps); and
d)Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full asset or liability (for example, certain mortgage loans).
Assets and liabilities utilizing Level 2 inputs include corporate and municipal bonds, senior notes and interest rate swaps.
Level 3.Assets and liabilities whose values are based on prices, or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability (examples include private equity investments, certain commercial mortgage whole loans, and long-dated or complex derivatives including certain foreign exchange options and long-dated options on gas and power).
Liabilities utilizing Level 3 inputs include liabilities for contingent purchase consideration.
Valuation Techniques
Equity Securities & Mutual Funds - Level 1
Investments for which market quotations are readily available are valued at the sale price on their principal exchange, or official closing bid price for certain markets. If no sales are reported, the security is valued at its last reported bid price.
Other Sovereign Government Obligations, Municipal Bonds and Corporate Bonds - Level 2
The investments listed in the caption above are valued on the basis of valuations furnished by an independent pricing service approved by the trustees or dealers. Such services or dealers determine valuations for normal institutional-size trading units of such securities using methods based on market transactions for comparable securities and various relationships, generally recognized by institutional traders, between securities.
Interest Rate Swap Derivative - Level 2
The fair value of interest rate swap derivatives is based on the present value of future cash flows at each valuation date resulting from utilization of the swaps, using a constant discount rate of 1.6% compared to discount rates based on projected future yield curves (See Note 12).
Senior Notes due 2014 - Level 2
The fair value of the first $250 million of Senior Notes maturing in 2014 is estimated to be the carrying value of those notes adjusted by the fair value of the interest rate swap derivative, discussed above. In the first quarter of 2011, the Company entered into two interest rate swaps to convert interest on a portion of its Senior Notes from a fixed rate to a floating rate. The swaps are designated as fair value hedging instruments. The change in the fair value of the swaps is recorded on the balance sheet. The carrying value of the debt related to these swaps is adjusted by an equal amount (See Note 12).

Contingent Purchase Consideration Liability - Level 3
Purchase consideration for some acquisitions made by the Company includes contingent consideration arrangements. Contingent consideration arrangements are primarily based on meeting EBITDA and revenue targets over periods from two to four years. The fair value of contingent consideration is estimated as the present value of future cash flows that would result from the projected revenue and earnings of the acquired entities.
The following fair value hierarchy table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011.

(In millions of dollars)	Identical Assets (Level 1)		Observable Inputs (Level 2)		Unobservable Inputs (Level 3)		Total
	12/31/12	12/31/11	12/31/12	12/31/11	12/31/12	12/31/11	12/31/12	12/31/11
Assets:
Financial instruments owned:
Mutual funds(a)	$139	$134	$—	$—	$—	$—	$139	$134
Money market funds(b)	483	226	—	—	—	—	483	226
Interest rate swap derivatives(c)	—	—	6	7	—	—	6	7
Total assets measured at fair value	$622	$360	$6	$7	$—	$—	$628	$367
Fiduciary Assets:
State and local obligations (including non-U.S. locales)	$—	$—	$3	$13	$—	$—	$3	$13
Other sovereign government obligations and supranational agencies	—	—	—	47	—	—	—	47
Corporate and other debt	—	—	—	2	—	—	—	2
Money market funds	149	186	—	—	—	—	149	186
Total fiduciary assets measured at fair value	$149	$186	$3	$62	$—	$—	$152	$248
Liabilities:
Contingent purchase consideration liability(d)	$—	$—	$—	$—	$63	$110	$63	$110
Senior Notes due 2014(e)	$—	$—	$256	$257	$—	$—	$256	$257
Total liabilities measured at fair value	$—	$—	$256	$257	$63	$110	$319	$367
(a) Included in other assets in the consolidated balance sheets.
(b) Included in cash and cash equivalents in the consolidated balance sheets.
(c) Included in other receivables in the consolidated balance sheets.
(d) Included in accounts payable and accrued liabilities and other liabilities in the consolidated balance sheets.
(e) Included in long term debt in the consolidated balance sheets.
During the year ended December 31, 2012, there were no assets or liabilities that transferred between Level 1 and Level 2 or between Level 2 and Level 3.
The table below sets forth a summary of the changes in fair value of the Company’s Level 3 liabilities for the years ended December 31, 2012 and December 31, 2011 that represent contingent purchase consideration related to acquisitions:

(In millions of dollars)	2012	2011
Balance at January 1,	$110	$106
Additions	27	14
Payments	(30)	(13)
Revaluation Impact	(44)	3
Balance at December 31,	$63	$110

The fair value of the contingent purchase consideration liability is based on projections of revenue and earnings for the acquired entities that are reassessed on a quarterly basis. As set forth in the table above, based on the Company's ongoing assessment of the fair value of contingent purchase consideration liability, the Company recorded a net reduction in the estimated fair value of such liabilities for acquisitions made in prior periods of $44 million for the year ended December 31, 2012. A 5% increase in the above mentioned projections would increase the liability by approximately $30 million. A 5% decrease in the above mentioned projections would decrease the liability by approximately $20 million.
Fair Value of Long-term Investments
The Company has certain long-term investments, primarily related to investments in non-publicly traded private equity funds of $16 million and $38 million at December 31, 2012 and December 31, 2011, respectively, carried on the cost basis for which there are no readily available market prices. The carrying values of these investments approximates fair value. Management's estimate of the fair value of these non-publicly traded investments is based on valuation methodologies including estimates from private equity managers of the fair value of underlying investments in private equity funds. The ability to accurately predict future cash flows, revenue or earnings may impact the determination of fair value. The Company monitors these investments for impairment and makes appropriate reductions in carrying values when necessary. These investments would be classified as Level 3 in the fair value hierarchy and are included in Other assets in the consolidated balance sheets. The Company also has investments in publicly traded mutual funds of $19 million and $20 million at December 31, 2012 and December 31, 2011, related to voluntary deferred contribution plans. These investments are classified as Level 1 in the fair value hierarchy and are included in Other assets in the consolidated balance sheets.

11.    Long-term Commitments
The Company leases office facilities, equipment and automobiles under non-cancelable operating leases. These leases expire on varying dates; in some instances contain renewal and expansion options; do not restrict the payment of dividends or the incurrence of debt or additional lease obligations; and contain no significant purchase options. In addition to the base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Approximately 98% of the Company’s lease obligations are for the use of office space.
The consolidated statements of income include net rental costs of $416 million, $430 million and $421 million for 2012, 2011 and 2010, respectively, after deducting rentals from subleases ($10 million in 2012, $9 million in 2011 and $8 million in 2010). These net rental costs exclude rental costs and sublease income for previously accrued restructuring charges related to vacated space.

At December 31, 2012, the aggregate future minimum rental commitments under all non-cancelable operating lease agreements are as follows:

For the Years Ended December 31,	Gross Rental Commitments	Rentals from Subleases	Net Rental Commitments
(In millions of dollars)
2013	$404	$49	$355
2014	$359	$48	$311
2015	$315	$43	$272
2016	$279	$42	$237
2017	$236	$40	$196
Subsequent years	$1,227	$109	$1,118
The Company has entered into agreements, primarily with various service companies, to outsource certain information systems activities and responsibilities and processing activities. Under these agreements, the Company is required to pay minimum annual service charges. Additional fees may be payable depending upon the volume of transactions processed, with all future payments subject to increases for inflation. At December 31, 2012, the aggregate fixed future minimum commitments under these agreements are as follows:

For the Years Ended December 31,	Future Minimum Commitments
(In millions of dollars)
2013	$168
2014	87
2015	48
Subsequent years	118
$421

12.    Debt
The Company’s outstanding debt is as follows:

December 31,
(In millions of dollars)	2012	2011
Short-term:
Current portion of long-term debt	$260	$260
Long-term:
Senior notes – 6.25% due 2012 (5.1% effective interest rate)	$—	$250
Senior notes – 4.850% due 2013	250	251
Senior notes – 5.875% due 2033	296	296
Senior notes – 5.375% due 2014	326	326
Senior notes – 5.75% due 2015	479	479
Senior notes – 2.30% due 2017	249	—
Senior notes – 9.25% due 2019	398	398
Senior notes – 4.80% due 2021	497	496
Mortgage – 5.70% due 2035	422	431
Other	1	1
	2,918	2,928
Less current portion	260	260
	$2,658	$2,668
The senior notes in the table above are publically registered by the Company with no guarantees attached.
During the first quarter of 2012, the Company repaid its 6.25% fixed rate $250 million senior notes that matured. The Company used proceeds from the issuance of 2.3% five-year $250 million senior notes in the first quarter of 2012 to fund the maturing notes.
On July 15, 2011, the Company purchased a total of $600 million of outstanding notes comprised of $330 million of its 5.375% notes due in 2014 and $270 million of its 5.750% notes due in 2015. The Company acquired the notes at market value plus a tender premium, which exceeded the notes' carrying values.
The Company used proceeds from the issuance of 4.80% ten-year $500 million senior notes in the third quarter of 2011 and cash on hand to fund the amounts associated with the tendered bonds.
In February 2013, the Company repaid $250 million of maturing senior notes.
The Company and certain of its foreign subsidiaries maintain a $1.0 billion multi-currency five-year unsecured revolving credit facility. The interest rate on this facility is based on LIBOR plus a fixed margin which varies with the Company's credit ratings. This facility requires the Company to maintain certain coverage and leverage ratios which are measured quarterly. There were no borrowings outstanding under this facility at December 31, 2012.
In December 2012, the Company closed on a $50 million, three-year delayed draw term loan facility. The interest rate on this facility is based on LIBOR plus a fixed margin which varies with the Company's credit ratings. The Company has the ability to increase the loan amount by $100 million during the life of the loan. The facility requires the Company to maintain coverage ratios and leverage ratios consistent with the revolving credit facility discussed above. There were no borrowings under this facility at December 31, 2012.
Derivative Financial Instruments
In February 2011, the Company entered into two $125 million 3.5-year interest rate swaps to hedge changes in the fair value of the first $250 million of the outstanding 5.375% senior notes due in 2014.
Under the terms of the swaps, the counter-parties will pay the Company a fixed rate of 5.375% and the Company will pay interest at a floating rate of three-month LIBOR plus a fixed spread of 3.726%. The maturity date of the senior notes and the swaps match exactly. The floating rate resets quarterly, with every second reset occurring on the interest payment date of the senior notes. The swaps net settle every six months on the senior note coupon payment dates. The swaps are designated as fair value hedging instruments and are deemed to be perfectly effective in accordance with applicable accounting guidance. The fair value of the swaps at inception was zero and subsequent changes in the fair value of the interest rate swaps are reflected in the carrying value of the interest rate swaps and in the consolidated balance sheet. The carrying value of the debt on the balance sheet was adjusted by an equal amount. The gain or loss on the hedged item (fixed rate debt) and the offsetting gain or (loss) on the interest rate swaps for the periods ended December 31, 2012 and December 31, 2011 is as follows:

	2012			2011
Income statement classification (In millions of dollars)	Loss on Swaps	Gain on Notes	Net Income Effect	Gain on Swaps	Loss on Notes	Net Income Effect
Other Operating Expenses	$(1)	$1	$—	$7	$(7)	$—

The amounts earned and owed under the swap agreements are accrued each period and are reported in interest expense. There was no ineffectiveness recognized in the periods presented. The portion of the debt acquired under the tender offer discussed above was not part of the first $250 million outstanding and therefore, did not impact the hedged portion of this debt.
Additional credit facilities, guarantees and letters of credit are maintained with various banks, primarily related to operations located outside the United States, aggregating $247 million at December 31, 2012 and $248 million at December 31, 2011. There were no outstanding borrowings under these facilities at December 31, 2012 or December 31, 2011.
Scheduled repayments of long-term debt in 2013 and in the four succeeding years are $260 million, $330 million, $491 million, $11 million and $262 million, respectively.
Fair value of Short-term and Long-term Debt
The estimated fair value of the Company’s short-term and long-term debt is provided below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that the Company would realize upon disposition, nor do they indicate the Company’s intent or need to dispose of the financial instrument.

	December 31, 2012		December 31, 2011
(In millions of dollars)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Short-term debt	$260	$261	$260	$261
Long-term debt	$2,658	$2,986	$2,668	$2,958
The fair value of the Company’s short-term debt, which consists primarily of term debt maturing within the next year, approximates its carrying value. The estimated fair value of a primary portion of the Company’s long-term debt is based on discounted future cash flows using current interest rates available for debt with similar terms and remaining maturities. Short and long-term debt would be classified as Level 2 in the fair value hierarchy.

13.    Integration and Restructuring Costs
In 2012, the Company implemented restructuring actions which resulted in costs totaling $78 million. Approximately $58 million of the restructuring charges are related to Mercer, approximately $51 million of which was incurred in the fourth quarter of 2012 related to senior management's recent operations review, including costs of approximately $16 million related to the disposal of Mercer's Canadian outsourcing business. The remaining restructuring costs consist primarily of severance and benefits, costs for future rent and other real estate costs. These costs were incurred as follows: Risk and Insurance Services—$8 million (all acquisition related); Consulting—$58 million (acquisition related—$1 million); and Corporate—$12 million.
Details of the restructuring liability activity from January 1, 2011 through December 31, 2012, including actions taken prior to 2012 are as follows:

(In millions of dollars)	Balance at 1/1/11	Expense Incurred	Cash Paid	Other	Balance at 12/31/11	Expense Incurred	Cash Paid	Other	Balance at 12/31/12
Severance	$40	$29	$(40)	$(2)	$27	$46	$(38)	$1	$36
Future rent under non-cancelable leases and other costs	171	22	(42)	3	154	32	(50)	(2)	134
Total	$211	$51	$(82)	$1	$181	$78	$(88)	$(1)	$170
As of January 1, 2010, the liability balance related to restructuring activity was $259 million. In 2010, the Company accrued $141 million and had cash payments of $189 million related to restructuring activities that resulted in the liability balance at January 1, 2011 reported above.
The expenses associated with the above initiatives are included in compensation and benefits and other operating expenses in the consolidated statements of income. The liabilities associated with these initiatives are classified on the consolidated balance sheets as accounts payable, other liabilities, or accrued compensation and employee benefits, depending on the nature of the items.

14.    Common Stock
During 2012, the Company repurchased 6.9 million shares of its common stock for total consideration of $230 million. The Company remains authorized to purchase additional shares of its common stock up to a value of $323 million. During 2011, the Company purchased 12.3 million shares of its common stock for total consideration of $361 million.

15.    Claims, Lawsuits and Other Contingencies

Errors and Omissions Claims
The Company and its subsidiaries, particularly Marsh and Mercer, are subject to a significant number of claims, lawsuits and proceedings in the ordinary course of business. Such claims and lawsuits consist principally of alleged errors and omissions in connection with the performance of professional services, including the placement of insurance, the provision of actuarial services for corporate and public sector clients, and the provision of consulting services relating to the drafting and interpretation of trust deeds and other documentation governing pension plans. Certain of these claims, particularly in the U.S. and the U.K., seek damages, including punitive and treble damages, in amounts that could, if awarded, be significant. In establishing liabilities for errors and omissions claims in accordance with FASB ASC Subtopic No. 450-20 (Contingencies-Loss Contingencies), the Company utilizes case level reviews by inside and outside counsel and an internal actuarial analysis to estimate potential losses. A liability is established when a loss is both probable and reasonably estimable. The liability is reviewed quarterly and adjusted as developments warrant. In many cases, the Company has not recorded a liability, other than for legal fees to defend the claim, because we are unable, at the present time, to make a determination that a loss is both probable and reasonably estimable.
To the extent that expected losses exceed our deductible in any policy year, the Company also records an asset for the amount that we expect to recover under any available third-party insurance programs. The Company has varying levels of third-party insurance coverage, with policy limits and coverage terms varying significantly by policy year.
Governmental Inquiries and Related Claims
In January 2005, the Company and its subsidiary Marsh Inc. entered into a settlement agreement with the New York State Attorney General (“NYAG”) and the New York State Insurance Department to settle a civil complaint and related citation regarding Marsh's use of market service agreements with various insurance companies. The parties subsequently entered into an amended and restated settlement agreement in February 2010 that restored a level playing field for Marsh.
Numerous private party lawsuits based on similar allegations to those made in the NYAG complaint were commenced against the Company, one or more of its subsidiaries, and their current and former directors and officers. Most of these matters have been resolved. Four actions instituted by policyholders against the Company, Marsh and certain Marsh subsidiaries remain pending in federal court.
Our activities are regulated under the laws of the United States and its various states, the European Union and its member states, and the other jurisdictions in which we operate. In the ordinary course of business we are also subject to investigations, lawsuits and/or other regulatory actions undertaken by governmental authorities.
Other Contingencies-Guarantees
In connection with its acquisition of U.K.-based Sedgwick Group in 1998, the Company acquired several insurance underwriting businesses that were already in run-off, including River Thames Insurance Company Limited (“River Thames”), which we sold in 2001. Sedgwick guaranteed payment of claims on certain policies underwritten through the Institute of London Underwriters (the “ILU”) by River Thames. The policies covered by this guarantee are reinsured up to £40 million by a related party of River Thames. Payment of claims under the reinsurance agreement is collateralized by segregated assets held in a trust. As of December 31, 2012, the reinsurance coverage exceeded the best estimate of the projected liability of the policies covered by the guarantee. To the extent River Thames or the reinsurer is unable to meet its obligations under those policies, a claimant may seek to recover from us under the guarantee.
From 1980 to 1983, the Company owned indirectly the English & American Insurance Company (“E&A”), which was a member of the ILU. The ILU required the Company to guarantee a portion of E&A's obligations. After E&A became insolvent in 1993, the ILU agreed to discharge the guarantee in exchange for the Company's agreement to post an evergreen letter of credit that is available to pay claims by policyholders on certain E&A policies issued through the ILU and incepting between July 3, 1980 and

October 6, 1983. Certain claims have been paid under the letter of credit and we anticipate that additional claimants may seek to recover against the letter of credit.

Kroll-related Matters
Under the terms of a stock purchase agreement with Altegrity, Inc. (“Altegrity”) related to Altegrity's purchase of Kroll from the Company in August 2010, a copy of which is attached as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2010, we agreed to provide a limited indemnity to Altegrity with respect to certain Kroll-related litigation and regulatory matters.

**********
The pending proceedings and other matters described in this Note 15 on Claims, Lawsuits and Other Contingencies may expose the Company or its subsidiaries to liability for significant monetary damages and other forms of relief. Where a loss is both probable and reasonably estimable, we establish liabilities in accordance with FASB ASC Subtopic No. 450-20 (Contingencies-Loss Contingencies). Except as described above, we are not able at this time to provide a reasonable estimate of the range of possible loss attributable to these matters or the impact they may have on the Company's consolidated results of operations, financial position or cash flows. This is primarily because these matters are still developing and involve complex issues subject to inherent uncertainty. Adverse determinations in one or more of these matters could have a material impact on the Company's consolidated results of operations, financial condition or cash flows in a future period.

16.    Segment Information

The Company is organized based on the types of services provided. Under this organizational structure, the Company’s segments are:

▪	Risk and Insurance Services, comprising insurance services (Marsh) and reinsurance services (Guy Carpenter); and

▪	Consulting, comprising Mercer and Oliver Wyman Group
The accounting policies of the segments are the same as those used for the consolidated financial statements described in Note 1. Segment performance is evaluated based on segment operating income, which includes directly related expenses, and charges or credits related to integration and restructuring but not the Company’s corporate-level expenses. Revenues are attributed to geographic areas on the basis of where the services are performed.
Effective January 1, 2013, the Corporate Benefits and Association businesses, previously part of Marsh's U.S. Consumer operations in the Risk and Insurance Services segment, were transferred to Mercer. Accordingly, these businesses are now part of the Consulting segment. The segment data presented below reflects the impact of this transfer as of the beginning of the earliest period presented.
Selected information about the Company’s segments and geographic areas of operation are as follows:

For the Year Ended December 31, (In millions)	Revenue		Operating Income (Loss)		Total Assets		Depreciation and Amortization	Capital Expenditures
2012 –
Risk and Insurance Services	$6,350	(a)	$1,334		$9,832		$196	$131
Consulting	5,613	(b)	692		5,203		113	117
Total Operating Segments	11,963		2,026		15,035		309	248
Corporate / Eliminations	(39)	(c)	(197)	(c)	1,253	(d)	40	72
Total Consolidated	$11,924		$1,829		$16,288		$349	$320
2011 –
Risk and Insurance Services	$6,079	(a)	$1,200		$9,102		$189	$146
Consulting	5,487	(b)	617		4,820		112	91
Total Operating Segments	11,566		1,817		13,922		301	237
Corporate / Eliminations	(40)	(c)	(179)	(c)	1,532	(d)	31	43
Total Consolidated	$11,526		$1,638		$15,454		$332	$280
2010 –
Risk and Insurance Services	$5,557	(a)	$957		$9,318		$175	$144
Consulting	5,042	(b)	144		4,537		115	80
Total Operating Segments	10,599		1,101		13,855		290	224
Corporate / Eliminations	(49)	(c)	(162)	(c)	1,455	(d)	29	34
Total Consolidated	$10,550		$939		$15,310		$319	$258

(a)
Includes inter-segment revenue of $5 million, $4 million and $7 million in 2012, 2011 and 2010, respectively, interest income on fiduciary funds of $39 million, $47 million and $45 million in 2012, 2011 and 2010, respectively, and equity method income of $11 million, $14 million and $12 million in 2012, 2011 and 2010, respectively.

(b)	Includes inter-segment revenue of $34 million, $36 million and $43 million in 2012, 2011 and 2010, respectively, and interest income on fiduciary funds of $4 million in 2012, 2011 and 2010.

(c)	Includes results of corporate advisory and restructuring business.

(d)	Corporate assets primarily include insurance recoverables, pension related assets, the owned portion of the Company headquarters building and intercompany eliminations.

Details of operating segment revenue are as follows:

For the Years Ended December 31,
(In millions of dollars)	2012	2011	2010
Risk and Insurance Services
Marsh	$5,265	$5,031	$4,574
Guy Carpenter	1,085	1,048	983
Total Risk and Insurance Services	6,350	6,079	5,557
Consulting
Mercer	4,147	4,004	3,685
Oliver Wyman Group	1,466	1,483	1,357
Total Consulting	5,613	5,487	5,042
Total Operating Segments	11,963	11,566	10,599
Corporate/ Eliminations	(39)	(40)	(49)
Total	$11,924	$11,526	$10,550

Information by geographic area is as follows:

For the Years Ended December 31,
(In millions of dollars)	2012	2011	2010
Revenue
United States	$5,300	$5,131	$4,708
United Kingdom	1,960	1,922	1,720
Continental Europe	1,879	1,906	1,809
Asia Pacific	1,346	1,287	1,067
Other	1,478	1,320	1,295
	11,963	11,566	10,599
Corporate/Eliminations	(39)	(40)	(49)
	$11,924	$11,526	$10,550

For the Years Ended December 31,
(In millions of dollars)	2012	2011	2010
Fixed Assets, Net
United States	$494	$505	$511
United Kingdom	121	133	132
Continental Europe	63	65	69
Asia Pacific	62	37	43
Other	69	64	67
	$809	$804	$822

The impact of the transfer discussed above is as follows:

	Revenue			Operating Income
	As Reported	Reclassification	Current Presentation	As Reported	Reclassification	Current Presentation
2012 -
Risk and Insurance Services	$6,581	$(231)	$6,350	$1,374	$(40)	$1,334
Consulting	5,382	231	5,613	652	40	692
Total Operating Segments	11,963	—	11,963	2,026	—	2,026
Corporate/Eliminations	(39)	—	(39)	(197)	—	(197)
Total Consolidated	$11,924	$—	$11,924	$1,829	$—	$1,829

2011 -
Risk and Insurance Services	$6,301	$(222)	$6,079	$1,229	$(29)	$1,200
Consulting	5,265	222	5,487	588	29	617
Total Operating Segments	11,566	—	11,566	1,817	—	1,817
Corporate/Eliminations	(40)	—	(40)	(179)	—	(179)
Total Consolidated	$11,526	$—	$11,526	$1,638	$—	$1,638

2010 -
Risk and Insurance Services	$5,764	$(207)	$5,557	$972	$(15)	$957
Consulting	4,835	207	5,042	129	15	144
Total Operating Segments	10,599	—	10,599	1,101	—	1,101
Corporate/Eliminations	(49)	—	(49)	(162)	—	(162)
Total Consolidated	$10,550	$—	$10,550	$939	$—	$939

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Marsh & McLennan Companies, Inc.
New York, New York
We have audited the accompanying consolidated balance sheets of Marsh & McLennan Companies, Inc. and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2012.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1 to the financial statements, the Company retrospectively adjusted segment disclosures for a transfer of business between segments effective January 1, 2013.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2013 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP
New York, New York
February 27, 2013
(May 10, 2013 as to Notes 1, 6 and 16)

Marsh & McLennan Companies, Inc. and Subsidiaries
SELECTED QUARTERLY FINANCIAL DATA AND
SUPPLEMENTAL INFORMATION (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
(In millions, except per share figures)
2012:
Revenue	$3,051	$3,026	$2,845	$3,002
Operating income	$527	$518	$378	$406
Income from continuing operations	$354	$339	$246	$265
Income (loss) from discontinued operations	$—	$(2)	$1	$(2)
Net income attributable to the Company	$347	$329	$241	$259
Basic Per Share Data:
Income from continuing operations	$0.64	$0.61	$0.44	$0.48
Income (loss) from discontinued operations	$—	$(0.01)	$—	$—
Net income attributable to the Company	$0.64	$0.60	$0.44	$0.48
Diluted Per Share Data:
Income from continuing operations	$0.63	$0.60	$0.43	$0.47
Income (loss) from discontinued operations	$—	$(0.01)	$0.01	$—
Net income attributable to the Company	$0.63	$0.59	$0.44	$0.47
Dividends Paid Per Share	$0.22	$0.22	$0.23	$0.23
2011:
Revenue	$2,884	$2,928	$2,806	$2,908
Operating income	$472	$465	$310	$391
Income from continuing operations	$319	$286	$133	$244
Income from discontinued operations	$12	$3	$2	$16
Net income attributable to the Company	$325	$282	$130	$256
Basic Per Share Data:
Income from continuing operations	$0.57	$0.51	$0.24	$0.44
Income from discontinued operations	$0.02	$—	$—	$0.03
Net income attributable to the Company	$0.59	$0.51	$0.24	$0.47
Diluted Per Share Data:
Income from continuing operations	$0.56	$0.50	$0.23	$0.44
Income from discontinued operations	$0.02	$—	$0.01	$0.02
Net income attributable to the Company	$0.58	$0.50	$0.24	$0.46
Dividends Paid Per Share	$0.21	$0.21	$0.22	$0.22
As of February 22, 2013 there were 6,840 stockholders of record.